Execution Version
PURCHASE AGREEMENT
dated as of December 13, 2019
by and among
Jason Incorporated,
Jason International Holdings, Inc.,
Morton Global LLC,
and
MHIG LLC

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT is made and entered into as of this 13th day of December, 2019, by and among: (i) Morton Global LLC, a Delaware limited liability company (“Morton Global”); (ii) MHIG LLC, a Delaware limited liability company ( “MHIG”, and together with Morton Global, collectively, on a joint and several basis, the “Buyer”); (iii) Jason Incorporated, a Wisconsin corporation (“JI”), and (iv) Jason International Holdings, Inc., a Nevada corporation (“JIH”, and together with JI shall be referred to herein as a “Seller”, and collectively, as the “Sellers”). All capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in Article XII, below.
R E C I T A L S:
WHEREAS, as of the date of this Agreement: (i) JI owns all of the issued and outstanding Capital Stock of Metalex, LLC, a Delaware limited liability company (“Metalex”), consisting of one hundred (100) issued and outstanding units (the “Metalex Securities”); (ii) JHDM, S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) established under the laws of Mexico (“JHDM”) owns approximately ninety-nine point nine percent (99.9%) of the issued and outstanding Capital Stock of Jason DM, S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) established under the laws of Mexico (“Jason DM”), consisting of one equity interest with a total value of MX$46,625,209.00 (forty six million six hundred twenty five thousand two hundred nine pesos 00/100) (the “Majority Jason DM Securities”); (iii) JIH owns approximately zero point one percent (0.1%) of the issued and outstanding Capital Stock of Jason DM, consisting of one equity interest with a value of MX$30.00 (thirty pesos 00/100) (the “Minority Jason DM Securities”, and together with the Majority Jason DM Securities, collectively, the “Jason DM Securities”); (iv) JI owns approximately ninety nine point nine percent (99.9%) of the issued and outstanding Capital Stock of JHDM, consisting of one equity interest with a total value of MX$46,645,956.00 (forty six million six hundred forty five thousand nine hundred fifty six pesos 00/100) (the “Majority JHDM Securities”); and (v) JIH owns approximately zero point one percent (0.1%) of the issued and outstanding Capital Stock of JHDM, consisting of one equity interest with a total value of MX$30.00 (thirty pesos 00/100) (the “Minority JHDM Securities” and together with the Majority JHDM Securities, collectively, the “JHDM Securities”);
WHEREAS, as of the date hereof, JI (doing business as Metalex and Morton) and certain of its Affiliates have operated the business of manufacturing expanded and perforated metal components for use in filtration, safety grating, rail and similar applications for purchase by rail and heavy equipment commercial manufacturers in the United States of America, Mexico and Canada (the “Business”), and prior to the date hereof, JI (and/or certain Affiliates thereof) has contributed to Metalex (and/or, to the extent necessary, to Jason DM and/or JHDM) certain assets and liabilities of the Business; and
WHEREAS, (i) JI desires to sell to Morton Global, and the Morton Global desires to purchase from JI, the Metalex Securities; (ii) JI desires to sell to Morton Global, and Morton Global desires to purchase from JI, the Majority JHDM Securities; (iii) JIH desires to sell to MHIG, and MHIG desires to purchase from JIH, the Minority Jason DM Securities; and (iv) JIH desires to sell to MHIG and MHIG desires to purchase from JIH, the Minority JHDM Securities, in each case, upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the recitals set forth above, the representations, warranties, covenants and agreements of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby promise and agree as follows:
Article I
Securities To Be Purchased
Subject to the terms and conditions set forth in this Agreement, at the Closing, (i) JI shall sell and transfer to Morton Global, and Morton Global shall purchase from JI, the Metalex Securities; (ii) JI shall sell and transfer to Morton Global, and Morton Global shall purchase from JI, the Majority JHDM Securities; (iii) JIH shall sell and transfer to MHIG, and MHIG shall purchase from JIH, the Minority Jason DM Securities; and (iv) JIH shall sell and transfer to MHIG, and MHIG shall purchase from JIH, the Minority JHDM Securities.
Article II
Purchase Price
2.1 Purchase Price. The aggregate purchase price for: (i) the Minority Jason DM Securities shall be an amount equal to One Thousand U.S. Dollars ($1,000 USD) (the “Minority Jason DM Purchase Price”); and (ii) the Majority JHDM Securities shall be an amount equal to Nine Hundred Ninety Eight Thousand U.S. Dollars ($998,000 USD) (the “Majority JHDM Purchase Price”). The aggregate purchase price for the Minority JHDM Securities shall be an amount equal to One Thousand US Dollars ($1,000 USD) (the “Minority JHDM Purchase Price”, and together with the Majority JHDM Purchase Price and the Minority Jason DM Purchase Price, the “Jason DM Purchase Price”). The aggregate purchase price for the Metalex Securities shall be an amount equal to Four Million U.S. Dollars ($4,000,000 USD) (the “Base Purchase Price”), as adjusted by the Purchase Price Adjustment calculated pursuant to Section 2.2, below, plus (a) the Closing Cash, minus (b) the Closing Indebtedness, minus (c) the Transaction Expenses (such adjusted Base Purchase Price shall be defined herein as the “Metalex Purchase Price”). The Purchase Price shall be paid by the Buyer to the Sellers as provided in Section 2.3 and Section 2.4, below. Notwithstanding any provision contained herein to the contrary (including Section 2.2 and Section 2.4), and for the avoidance of doubt, the Jason DM Purchase Price shall not be subject to adjustment after the Closing.
2.2 Adjustments to the Base Purchase Price. The Base Purchase Price shall be subject to adjustment as follows (the “Purchase Price Adjustment”):
(a) The Base Purchase Price shall be increased by the amount by which the Working Capital Amount exceeds the Working Capital Target by more than One Hundred Thousand U.S. Dollars ($100,000 USD); and

(b) The Base Purchase Price shall be decreased by the amount by which the Working Capital Amount is less than the Working Capital Target by more than One Hundred Thousand U.S. Dollars ($100,000 USD).
For purposes hereof, the “Working Capital Amount” shall equal the difference between: (i) the amount of the Current Assets as of 11:59 p.m. local time in Milwaukee, Wisconsin on the Closing Date (the “Effective Time”), and (ii) the amount of the Current Liabilities as of the Effective Time, which Current Assets and Current Liabilities shall be determined in accordance and in a manner consistent with the accounting and financial principles, practices, methodologies and policies historically used by the Sellers (and/or their Affiliates) with respect to the Target Companies and used in the preparation of the example calculation of the “Adjusted Net Working Capital” attached hereto as Exhibit 2.2. For the avoidance of doubt, the Working Capital Amount shall not include (i) any portion of the Excluded Assets, (ii) any portion of the Excluded Liabilities, (iii) any portion of the Pension Plan Liabilities, (iv) any Closing Cash, or (v) any purchase accounting adjustments for transactions occurring on the Closing Date. The Current Assets and Current Liabilities included in the Working Capital Amount shall be calculated without regard to any changes to the Target Companies or the Business after the Effective Time, including with respect to accounting, Records, policies and/or procedures. Any changes in the Current Assets and the Current Liabilities included in the Working Capital Amount (including any reserves, judgments or estimates) may only be based on facts and circumstances occurring prior to the Effective Time.
2.3 Closing Payments.
(a) On or prior to the date hereof, the Sellers shall have prepared and delivered to the Buyer a statement (the “Closing Statement”) containing an estimate of the Purchase Price as of the Effective Time (the “Estimated Purchase Price”), which Closing Statement shall include schedules setting forth estimates of the Working Capital Amount, the Purchase Price Adjustment, the Closing Cash, the Closing Indebtedness and the Transaction Expenses, in each case, as of the Effective Time.
(b) At the Closing, the following payments shall be made:
(i) The Buyer shall deliver to the Sellers, by wire transfer of immediately available funds to the bank account or accounts as shall be designated in writing by the Sellers, an amount equal to the Estimated Purchase Price, less the Indemnification Escrow Amount (the Estimated Purchase Price, less the Indemnification Escrow Amount shall be referred to herein as the “Sellers’ Closing Payment”), which amount shall be allocated among the Sellers in the manner set forth in Exhibit 2.3 attached hereto, with the understanding that the corresponding allocated portions of the Minority Jason DM Purchase Price, the Majority JHDM Purchase Price and the Minority JHDM Purchase Price shall be paid directly by the Buyer to JI (for the benefit of each of JI and JIH, as applicable).

(ii) The Buyer shall deliver the Indemnification Escrow Amount to the Escrow Agent for deposit into an escrow account in accordance with the terms and conditions of the Indemnification Escrow Agreement.
(iii) The Buyer shall, on behalf of the Target Companies, deliver to each holder of Closing Indebtedness identified on the Closing Statement, by wire transfer of immediately available funds to such bank account as shall be designated in the payoff letter for each such holder as described in Section 3.2(k), below, the amount reflected in such payoff letter.
(iv) The Buyer shall, on behalf of the Sellers and the Target Companies, deliver to each party owed Transaction Expenses identified on the Closing Statement, by wire transfer of immediately available funds to such bank account as shall be designated in writing by such party, the amount set forth opposite such party’s name on the Closing Statement.
2.4  Determination of the Final Purchase Price
.
(a) Within forty five (45) calendar days after the Closing, the Buyer shall prepare and deliver to the Sellers a final determination of the Purchase Price, including a final determination of the Working Capital Amount, the Purchase Price Adjustment, the Closing Cash, the Closing Indebtedness and the Transaction Expenses (the “Final Statement”), and further including such schedules and data as may be appropriate to support such determinations. When making such determinations, the Buyer shall use the accounting and financial principles, practices, methodologies and policies historically used by the Sellers (and/or their Affiliates) with respect to the Target Companies and used in the preparation of the example calculation of the “Adjusted Net Working Capital” attached hereto as Exhibit 2.2. The Sellers shall be entitled to review any working papers, trial balances and similar materials relating to the Final Statement prepared by the Buyer, and the Buyer shall make any Representatives of the Buyer available to the Sellers to provide assistance to the Sellers as may be reasonably requested in connection with the Sellers’ review of the Final Statement.
(b) Within forty-five (45) calendar days after receipt of the Final Statement from the Buyer, the Sellers must notify the Buyer of any objections to the Buyer’s determination of the final Purchase Price, including the final determinations of the Working Capital Amount, the Purchase Price Adjustment, the Closing Cash, the Closing Indebtedness and/or the Transaction Expenses, and the basis for such disagreements. In the event that the Sellers do not notify the Buyer, within forty-five (45) calendar days after receipt of the Final Statement, that the Sellers have any objections to such Final Statement or the Buyer’s determination of the final Purchase Price, including the final determinations of the Working Capital Amount, the Purchase Price Adjustment, the Closing Cash, the Closing Indebtedness and/or the Transaction Expenses, then the final Purchase Price, including the Working Capital Amount, the Purchase Price Adjustment, the Closing Cash,

the Closing Indebtedness and the Transaction Expenses as set forth in the Final Statement shall be final hereunder. In the event that the Sellers notify the Buyer, within forty-five (45) calendar days after receipt of the Final Statement, that the Sellers have any such objection, then the Buyer and the Sellers shall use their good faith efforts to attempt to resolve such disputed items. In the event the Buyer and the Sellers are unable to resolve such disputed items within thirty (30) calendar days after receipt by the Buyer of the Sellers’ notice of dispute, such disputed items shall be referred to a regionally or nationally recognized independent accounting firm, mutually determined by JI and the Buyer (the “Independent Accounting Firm”) to resolve finally such disputed items; provided, however, that the scope of the Independent Accounting Firm’s engagement shall be limited to the resolution of the disputed items described in the Sellers’ notice of dispute and the redetermination, if any, of the Working Capital Amount, the Purchase Price Adjustment, the Closing Cash, the Closing Indebtedness and the Transaction Expenses in light of such resolution (and corresponding redeterminations of the final Purchase Price). When making such determinations, the Independent Accounting Firm shall use the accounting and financial principles, practices, methodologies and policies historically used by the Sellers (and/or their Affiliates) with respect to the Target Companies and used in the preparation of the example calculation of the “Adjusted Net Working Capital” attached hereto as Exhibit 2.2. The determination of the Independent Accounting Firm shall be made as promptly as possible and shall be final and binding upon the parties (absent manifest error). Each party hereto shall be permitted to submit such data and information to the Independent Accounting Firm as such party deems appropriate. The expenses and fees of the Independent Accounting Firm shall be allocated between the Buyer and the Sellers as follows: (i) the Buyer’s share shall equal the product of the aggregate amount of such fees and expenses multiplied by a fraction, the numerator of which shall be the aggregate amount of the disputed items not determined in favor of the Buyer and the denominator of which shall be the aggregate amount of all disputed items, and (ii) the balance shall be paid by the Sellers.
(c) In the event the Buyer fails to deliver to the Sellers the Final Statement within forty five (45) calendar days after the Closing Date in accordance with Section 2.4(a), above, at the Sellers’ election, the amounts set forth on the Closing Statement shall either be deemed final for all purposes of this Agreement (absent manifest error) or the Sellers’ may unilaterally engage the Independent Accounting Firm to determine the final Working Capital Amount, the Purchase Price Adjustment, the Closing Cash, the Closing Indebtedness and the Transaction Expenses (and corresponding determination of the final Purchase Price). When making such determinations, the Independent Accounting Firm shall use the accounting and financial principles, practices, methodologies and policies historically used by the Sellers (and/or their Affiliates) with respect to the Target Companies and used in the preparation of the example calculation of the “Adjusted Net Working Capital” attached hereto as Exhibit 2.2. The determinations of the Independent Accounting Firm shall be made as promptly as possible and shall be final and binding upon the parties (absent manifest error). Each party hereto shall be permitted to submit such data and information to the Independent Accounting Firm as such party deems appropriate. The expenses and fees of the Independent Accounting Firm shall be paid by the Buyer.
(d) The final Purchase Price, including the Working Capital Amount, the Purchase Price Adjustment, the Closing Cash, the Closing Indebtedness and the Transaction Expenses as finally agreed by the parties or as determined by the Independent Accounting Firm as described in this Section 2.4 shall be final for all purposes of this Agreement (absent manifest error).
(e) Once the final Purchase Price is determined in accordance with this Section 2.4, the following shall occur:
(i)  If the final Purchase Price determined in accordance with this Section 2.4 exceeds the Estimated Purchase Price, then, within five (5) Business Days following the final determination of the final Purchase Price, the Buyer shall pay the amount of such excess to the Sellers, by wire transfer of immediately available funds to such bank account or accounts as shall be designated in writing by the Sellers, which amount shall be allocated among the Sellers in the manner set forth in Exhibit 2.3 attached hereto.
(ii) If the Estimated Purchase Price exceeds the final Purchase Price determined in accordance with this Section 2.4, then, within five (5) Business Days following the final determination of the final Purchase Price, the Sellers and the Buyer shall, pursuant to the terms and conditions of the Indemnification Escrow Agreement, jointly instruct the Escrow Agent to pay the amount of such excess to the Buyer from the Escrowed Sellers’ Funds in accordance with the Indemnification Escrow Agreement. If the amount to be paid to the Buyer under this Section 2.4(e)(ii) exceeds the amount of the Escrowed Sellers’ Funds (the amount of such excess, the “Shortfall”), the Sellers shall be required to pay to the Buyer the Shortfall by wire transfer of immediately available funds to a bank account designated in writing by the Buyer to the Sellers not later than five (5) calendar days prior to the date of payment.
If any amount owed by a party pursuant to this Section 2.4(e) remains unpaid after such five (5) Business Day period, interest shall accrue on the unpaid amount from the date due to the payment date at a rate per annum equal to eight percent (8%).
2.5 Excluded Assets Notwithstanding anything to the contrary herein, the Sellers shall cause the Target Companies to distribute or otherwise transfer all of the Target Companies’ right, title and interest in and to the Excluded Assets to the Sellers or their designees on or prior to the Closing Date. In addition, the Sellers shall have the right to cause the Target Companies to distribute the Cash of the Target Companies to the Sellers or their designees on or prior to the Closing Date.

Article III
Closing
3.1 Closing
.
(a) The Closing shall be conducted on the date of this Agreement (the “Closing Date”) telephonically and through the mutual exchange via electronic means of executed copies of this Agreement and the Ancillary Agreements to be delivered at the Closing. The Closing of the transactions contemplated by this Agreement shall be deemed effective as of the Effective Time.
(b) The transfer of the Minority Jason DM Securities, the Minority JHDM Securities and Majority JHDM Securities will be effectuated pursuant to individual short-form purchase and sale agreements (each, a “Foreign Transfer Agreement”, and collectively, the “Foreign Transfer Agreements”). In the event of any conflicts between any Foreign Transfer Agreement and this Agreement, the terms of this Agreement shall control in all respects. The Sellers and the Buyer shall not, and shall cause their respective Affiliates not to, bring any claim for any cause of action or any other claim whatsoever under any Foreign Transfer Agreement. Each Seller (on behalf of itself and each of its Affiliates) irrevocably releases the Buyer (and each of its Affiliates) from any breach under any Foreign Transfer Agreement and hereby waives the right to bring any Proceeding against Buyer (and/or any Affiliate thereof) in connection with any breach thereunder, and each of Morton Global and the MHIG (on behalf of itself and each of its Affiliates) irrevocably releases each Seller (and each of its Affiliates) from any breach under any Foreign Transfer Agreement and hereby waives any right to bring any Proceeding against any Seller (and/or any Affiliate thereof) in connection with any breach thereunder.
3.2 Seller Closing Deliverables. At the Closing, the Sellers shall deliver to the Buyer each of the following:
(a) duly executed resignations of all officers, managers and directors of Metalex, JHDM and Jason DM as requested by the Buyer to the Sellers prior to the Closing;
(b) constructive possession of the Records of JHDM and Jason DM and actual possession of the records of Metalex other than the records of Metalex that are not located at the Metalex facility which Sellers or Sellers’ counsel shall deliver to Buyer or Buyer’s counsel after the Closing;

(c) a copy of: (i) the entry of the partners’ registry book (Libro de Registro de Socios) of Jason DM evidencing the sale of the Minority Jason DM Securities to MHIG pursuant to the terms and conditions hereof; and (ii) the partners’ meeting resolutions of Jason DM dated prior to the Closing unanimously approving the transfer of the Minority Jason DM Securities and admitting MHIG as a partner of Jason DM; and to waive their rights of first refusal to acquire the Minority Jason DM Securities, as applicable;
(d)  a copy of: (i) the entry of the partners’ registry book (Libro de Registro de Socios) of JHDM evidencing the sale of the Majority JHDM Securities to Morton Global and the Minority JHDM Securities to MHIG pursuant to the terms and conditions hereof; and (ii) the partners’ meeting resolutions of JHDM dated prior to the Closing unanimously approving the transfer of the JHDM Securities and admitting Morton Global and MHIG as partners of JHDM; and to waive their rights of first refusal to acquire JHDM Securities, as applicable;
(e) original corporate books of Jason DM;
(f) original corporate books of JHDM;
(g) a certificate of status or good standing for Metalex issued by the appropriate Governmental Body;
(h) a certificate from an officer of each Seller, in a form reasonably satisfactory to the Buyer, setting forth the resolutions of the board of directors or other governing body, as applicable, of each Seller authorizing the execution of this Agreement and all Ancillary Agreements to which each Seller is a party and taking of all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein;
(i) a certificate from an officer or attorney-in-fact of each Target Company, in a form reasonably satisfactory to the Buyer, attaching and certifying as to the Organizational Documents of each Target Company, as appropriate, and setting forth the resolutions of the manager, board of directors or other governing body, as applicable, of each Target Company authorizing the execution of all Ancillary Agreements to which each Target Company is a party and the taking of all actions deemed necessary or advisable to consummate the transactions contemplated therein;
(j) an escrow agreement, (the “Indemnification Escrow Agreement”), duly executed by JI;
(k) a duly executed payoff letter from each holder of Closing Indebtedness identified on the Closing Statement with an asterisk (*) evidencing that, upon receipt of a specified amount, such Closing Indebtedness shall be satisfied in full and committing to provide appropriate termination statements or other documents to release any Satisfied Liens held by such holder;

(l) a transition services agreement by and between Morton Global and JI to be dated as of the Closing Date (the “TSA”), duly executed by JI;
(m) the Foreign Transfer Agreements, duly executed by JI and JIH, as applicable;
(n) an assignment of units with respect to the Metalex Securities, duly executed by JI, in form and substance reasonably satisfactory to the Buyer;
(o) certificates of non-foreign status of JI and JIH complying with the Treasury Regulations promulgated under Section 1445 of the Code; and
(p) the Indemnification Agreement (the “Indemnification Agreement”), duly executed by Jason Industries, Inc., a Delaware corporation (“JII”).
3.3 Buyer Closing Deliverables. At the Closing, the Buyer shall deliver to the Sellers each of the following:
(a) the payments required to be made by the Buyer pursuant Section 2.3(b), above;
(b) a certificate from an officer or manager of each of Morton Global and MHIG, in a form reasonably satisfactory to the Sellers, setting forth the resolutions of the holders of Capital Stock of Morton Global and MHIG, as applicable, and of the manager, board of directors or other governing body, as applicable, of each of Morton Global and MHIG, as applicable, authorizing the execution of this Agreement and all Ancillary Agreements to which Morton Global and MHIG, as applicable, are a party and the taking of all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein;
(c) the Indemnification Escrow Agreement, duly executed by the Buyer and the Escrow Agent;
(d) the Foreign Transfer Agreements, duly executed by Morton Global and MHIG, as applicable;
(e) the TSA, duly executed by Morton Global; and
(f) the Indemnification Agreement, duly executed by the Buyer.
ARTICLE IV
Warranties and Representations of the Sellers
The Sellers hereby warrant and represent to the Buyer, which warranties and representations shall survive the Closing for the periods, and subject to the limitations, set forth in Article X, below, that, except as set forth in the Disclosure Schedules, the following statements are true and correct as of the date hereof (except those representations and warranties which address matters as of or for a particular date or time period, which statements shall be true and correct only as of such date or for such time period):
4.1 Authority. The Sellers have the power and authority to enter into this Agreement and the Ancillary Agreements to which any Seller is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which any Seller is a party will be, duly and validly executed and delivered by such Seller, and this Agreement and such Ancillary Agreements are and shall constitute the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, subject in each case, to bankruptcy, reorganization, insolvency and other similar Legal Requirements affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a Proceeding in equity or an action at law).
4.2 No Conflict. Neither the execution and delivery of this Agreement or the Ancillary Agreements to which any Seller is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby by the Sellers will: (a) contravene, conflict with or result in a violation of or default under any provision of the Organizational Documents of any Target Company or any Seller, (b) materially contravene, conflict with or result in a material violation of or default under any Legal Requirement or any Order to which the Sellers, the Subject Securities or any Target Company is subject, (c) assuming all Consents are obtained, materially violate or conflict with, or result in a material default under, or give any Person the right to exercise any material remedy under, to accelerate the maturity or performance of, or to cancel, terminate or materially modify, any Material Contract, or (d) result in the imposition or creation of any material Lien upon, or with respect to, the Subject Securities or any of the assets owned, leased or licensed by any Target Company. All authorizations of any Governmental Body that are necessary for the performance of the Sellers’ obligations under this Agreement have been obtained. No action, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body which has not been obtained or made prior to the Closing, is required to be obtained or made by the Sellers or any Target Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which any Seller is a party or the consummation by the Sellers of any of the transactions contemplated hereby or thereby, except where the failure to obtain such action, consent, approval, Order, authorization, registration, declaration or filing would not have a Material Adverse Effect.
4.3 Restrictions on Transfer. There are no voting trust agreements, powers of attorney, shareholder agreements, proxies or any other Contracts to which any Target Company is a party or by which any Target Company or any Seller is bound relating to the sale, transfer, voting, registration, acquisition, distribution rights or disposition of any of the Subject Securities or otherwise granting any Person any right in respect of the Subject Securities, and there are no existing restrictions on the transfer of Subject Securities, other than restrictions imposed by applicable Organizational Documents and applicable Legal Requirements, none of which will be violated as a result of the transfers contemplated by this Agreement.

4.4 Corporate Matters
.
(a) Metalex is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own or lease its properties and assets as and where currently located and to carry on all of its business activities currently conducted. Metalex is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its assets makes such qualification necessary, except where the lack of such qualification or good standing would not have a Material Adverse Effect.
(b) Jason DM is a limited liability company (sociedad de responsabilidad limitada de capital variable) established under the laws of Mexico, existing under the laws of Mexico and has the power and authority to own or lease its properties and assets as and where currently located and to carry on all of its business activities currently conducted. Jason DM is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect.
(c) JHDM is a limited liability company (sociedad de responsabilidad limitada de capital variable) established under the laws of Mexico, existing under the laws of Mexico and has the power and authority to own or lease its properties and assets as and where currently located and to carry on all of its business activities currently conducted. JHDM is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect.
4.5 Documentation. The stock register or partners’ registry book (Libro de Registro de Socios) of the Target Companies, as applicable (copies of which have been made available for inspection by the Buyer and its Representatives), is true, correct and complete in all material respects.
4.6 Capitalization; Title to Subject Securities
(a) The authorized Capital Stock of Metalex consists of the Metalex Securities, all of which are issued and outstanding and owned beneficially and of record by JI, and, at the Closing, JI will deliver to Morton Global good and marketable title to the Metalex Securities, free and clear of all Liens other than transfer restrictions under applicable Legal Requirements. The Metalex Securities constitute all of the issued and outstanding Capital Stock of Metalex. All of the issued and outstanding Capital Stock of Metalex was duly authorized and validly issued and is fully paid and non-assessable. None of the issued and outstanding Capital Stock of Metalex was issued in violation of the Organizational Documents of Metalex, any Legal Requirement, any Order or any Contract or in violation of the preemptive rights of any Person. There are no outstanding or authorized warrants, options, subscriptions, convertible or exchangeable securities or other agreements pursuant to which Metalex is or may become obligated to issue or sell any Capital Stock of Metalex. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Metalex.
(b) The authorized Capital Stock of Jason DM consists of the Jason DM Securities, all of which are issued and outstanding and owned beneficially and of record by JHDM and JIH. At the Closing, JIH will deliver to MHIG good and marketable title to the Minority Jason DM Securities, free and clear of all Liens other than transfer restrictions under applicable Legal Requirements. As of the date hereof, the Majority Jason DM Securities are owned by JHDM and the Jason DM Securities constitute all of the issued and outstanding Capital Stock of Jason DM. All of the issued and outstanding Capital Stock of Jason DM was duly authorized and issued and is fully paid and non-assessable. None of the issued and outstanding Capital Stock of Jason DM was issued in violation of the Organizational Documents of Jason DM, any Legal Requirement, any Order or any Contract or in violation of the preemptive rights of any Person. There are no outstanding or authorized warrants, options, subscriptions, convertible or exchangeable securities or other agreements pursuant to which Jason DM is or may become obligated to issue or sell any Capital Stock of Jason DM. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Jason DM.
(c) The authorized Capital Stock of JHDM consists of the JHDM Securities, all of which are issued and outstanding and owned beneficially and of record by JI and JIH. At the Closing, JI will deliver to Morton Global good and marketable title to the Majority JHDM Securities, free and clear of all Liens other than transfer restrictions under applicable Legal Requirements. At the Closing, JIH will deliver to MHIG good and marketable title to the Minority JHDM Securities, free and clear of all Liens other than transfer restrictions under applicable Legal Requirements. The JHDM Securities constitute all of the issued and outstanding Capital Stock of JHDM. All of the issued and outstanding Capital Stock of JHDM was duly authorized and issued and is fully paid and non-assessable. None of the issued and outstanding Capital Stock of JHDM was issued in violation of the Organizational Documents of JHDM, any Legal Requirement, any Order or any Contract or in violation of the preemptive rights of any Person. There are no outstanding or authorized warrants, options, subscriptions, convertible or exchangeable securities or other agreements pursuant to which JHDM is or may become obligated to issue or sell any Capital Stock of JHDM. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to JHDM.
4.7 Subsidiaries. Other than JHDM owning the Majority Jason DM Securities, no Target Company has a Subsidiary.
4.8 Title to Assets. The Target Companies have good and marketable title to, a valid leasehold interest in, or have the valid and enforceable rights to use, all tangible personal property and assets used by the Target Company in connection with the conduct of the Business as presently conducted by the Target Companies, free and clear of all Liens, other than Permitted Liens and Satisfied Liens. The tangible personal property of the Target Companies is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted, to operate the Business in the manner conducted by the Sellers immediately prior to the Closing.
4.9 Real Property. No Target Company owns any real property. Schedule 4.9 lists each Real Property Lease. Metalex has never held any ownership interest in any Leased Real Property except as set forth on Schedule 4.9. Each Real Property Lease is in full force and effect against the applicable Target Company, and, to the Knowledge of the Sellers, each other party thereto. Each Real Property Lease is the valid and legally binding obligation of the applicable Target Company. No Target Company, or, to the Knowledge of the Sellers, any other party to a Real Property Lease, is in material default under any Real Property Lease. No written notice of default under any Real Property Lease has been sent or received by any Target Company that is not currently resolved. No condition exists which, but for the giving of notice or the passage of time, or both, would constitute a default by any Target Company, or, to the Knowledge of the Sellers, any other party pursuant to any Real Property Lease. No pending Proceeding or Order exists against any Target Company, or, to the Knowledge of the Sellers, any other Person, which would require the repair, alteration or correction of any existing condition of any portion of any Leased Real Property. No Target Company has received any written notice from any Governmental Body that any of the improvements on the Leased Real Property or any Target Company’s use of the Leased Real Property violates any use or occupancy restrictions, any covenant of record or any zoning or building Legal Requirement (except that, notwithstanding the foregoing, all representations and warranties regarding compliance with Environmental Laws shall be governed solely by Section 4.18, below). All of the Leased Real Property has access to a public road and to all utilities necessary for the operation of the Business as currently conducted.
4.10 Proceedings; Orders
.
(a) There is no Proceeding pending or, to the Knowledge of the Sellers, threatened in a writing delivered to any Target Company against any Target Company. No Target Company is subject to any Order materially affecting the properties, assets, personnel or business activities of any Target Company.
(b) There is no Proceeding pending or, to the Knowledge of the Sellers, threatened in writing against the Sellers which would impair the ability of the Sellers to consummate the sale of the Metalex Securities, the Minority Jason DM Securities, the Minority JHDM Securities or the other transactions contemplated by this Agreement or the Ancillary Agreements to which any Seller is a party. The Sellers are not subject to any Order that is material and relates to the Subject Securities.
4.11 Intellectual Property
.
(a) Schedule 4.11(a) lists all of the following Owned Intellectual Property: (i) all United States and foreign issued design patents and utility patents and all pending applications therefor, (ii) all registered trademarks, registered service marks and trademark and pending service mark registration applications, (iii) all registered copyrights and pending copyright registration applications and all renewals and extensions, and (iv) all domain name registrations.
(b) Schedule 4.11(b) lists all Licenses (excluding shrink-wrap, click-wrap, click-through or other similar licenses with respect to off-the-shelf or generally available personal computer software) under which any of the Target Companies are subject to receive, or obligated to pay, as the case may be, fees (including support and maintenance fees) of more than One Hundred Thousand U.S. Dollars ($100,000 USD) per year following the Closing.
(c) The Target Companies own all Owned Intellectual Property, and have the right to use all other Intellectual Property used by the Target Companies that is necessary for the Target Companies to conduct the Business as presently conducted.
(d) During the three (3) year period immediately preceding the Closing Date, (i) no Target Company has infringed upon, misappropriated or violated any Intellectual Property rights of any third party, and (ii) no Target Company has received any written charge, complaint, claim or notice (including an offer to license) alleging any such infringement, misappropriation or violation.
4.12 Financial Statements
(a) Attached to Schedule 4.12(a) are correct and complete copies of the following financial statements (collectively, the “Consolidated Financial Statements”): (a) the consolidated unaudited balance sheet and profit and loss statement of the Business, as of, and for each of the fiscal years ended, December 31, 2017 and December 31, 2018; and (b) the consolidated unaudited balance sheet and profit and loss statement of the Business, as of, and for the eleven (11) month period ended on November 29, 2019. The Consolidated Financial Statements: (i) present fairly the financial position and results of operations of the Business as of and for the periods ended on the dates designated therein, in accordance with U.S. GAAP; and (ii) are prepared from, and are materially consistent with, such financial statements as have been prepared and used by the Business (and/or the Sellers and/or their Affiliates) in the ordinary course of business of managing the Business and measuring and reporting the Business’ operating results.
4.13 Taxes
.
(a) All material Returns with respect to the Target Companies due prior to the date hereof have been timely and properly filed. All such material Returns were true, correct and complete in all material respects. All material Taxes due and payable by the Target Companies prior to the Closing have been, or will have been, paid in full prior to the Closing or accrued as a Current Liability on the Closing Statement.

(b) No Return or liability for Taxes of the Target Companies is currently the subject of an audit or other Proceeding by any Tax authority.
(c) No Tax Liens have been filed against the assets of any Target Company, other than Permitted Liens. No Target Company is currently the beneficiary of any extension of time within which to file any material Return.
(d) No Target Company is participating or has participated in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(e) No Target Company has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which extension is still in effect.
(f) All material Taxes required to be withheld, collected or deposited by or with respect to each Target Company has been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax authority.
(g) No Target Company is a party to, or bound by, or has any obligation under, any Tax allocation, Tax indemnity or Tax sharing agreement or similar contract or arrangement or any agreement (other than pursuant to customary commercial Contracts not primarily related to Taxes and entered into in the ordinary course).
(h) Metalex is classified as a disregarded entity for U.S. federal income tax purposes and has been a disregarded entity since March 29, 2019. Immediately prior to that date, Metalex was classified as a C corporation for U.S. federal income tax purposes. Each of JHDM and Jason DM is classified as a controlled foreign corporation for U.S. federal income tax purposes.
(i) Notwithstanding the representations or warranties in any other section in this Agreement, this Section 4.13 constitutes the Sellers’ sole and exclusive representations and warranties with respect to any Tax matters.
4.14 Material Contracts.
(a) Schedule 4.14(a) lists all Material Contracts, and Schedule 4.14(a)(i) identifies any Consents required pursuant to the Material Contracts. For purposes of this Agreement, “Material Contract” means any Contract:
(i) under which any Target Company has received more than Two Hundred Fifty Thousand U.S. Dollars ($250,000 USD) in revenue within the twelve (12) month period prior to the date hereof (excluding purchase orders, statements of work and other similar instruments, in each case, entered into in the ordinary course of business);

(ii) not identified in Sections 4.14(a)(iii)-(viii), below, and under which any Target Company is obligated to pay a liability of more than Two Hundred Fifty Thousand U.S. Dollars ($250,000 USD) in any calendar year following the Closing (excluding the following entered into in the ordinary course of business consistent with past practices: purchase orders, statements of work and other similar instruments, Employee Plans and related service and administrative documents, and insurance policies);
(iii) which constitutes a License and appears on Schedule 4.11(b);
(iv) involving any joint venture, partnership or similar agreement with a Target Company;
(v) governing the borrowing of money or the repayment of Indebtedness by any Target Company or any Guarantee by any Target Company;
(vi) involving a distributor, sales representative, consultant or broker arrangement under which any Target Company is obligated to pay more than Two Hundred Fifty Thousand U.S. Dollars ($250,000 USD) per year and which by its express terms is not terminable by such Target Company at will or by giving notice of sixty (60) days or less, without liability other than payment for services rendered through the termination date;
(vii) involving the acquisition by any Target Company of any business enterprise outside of the ordinary course of business during the last three (3) years;
(viii) which creates a Lien on any of the Subject Securities or any material property or asset of any Target Company;
(ix) between any Target Company, on the one hand, and the Sellers or any Affiliate of the Sellers, on the other hand;
(x) containing covenants that limit the freedom of any Target Company to engage in any line of business or to compete with any Person (excluding confidentiality agreements and nondisclosure agreements entered into in the ordinary course of business consistent with past practices);
(xi) granting to any Person a first refusal, a first offer or similar preferential right to purchase or acquire any material right, asset or property of any Target Company or the Subject Securities; and
(xii) entered into by any Target Company outside the ordinary course of business and not otherwise identified Sections 4.14(a)(i)-(xi), above, but specifically excluding any and all Employee Plans.
(b) A complete copy of each of the Material Contracts, and each of the amendments thereto, has been provided to the Buyer. Each Material Contract is legal,

valid, binding, enforceable and in full force and effect against the applicable Target Company, and, to, the Knowledge of the Sellers, the other parties thereto. No Target Company, or to the Knowledge of the Sellers, any other Person who is a party to any Material Contract, is materially in breach or default under any Material Contract (with or without the lapse of time, or the giving of notice, or both). No Target Company has sent or received any written notice of breach, termination or cure with respect to any Material Contract that is not currently resolved.
4.15 Personnel Matters; Labor Practices
(a) Schedule 4.15 lists all management Business Employees of Metalex and Jason DM as of Balance Sheet Date. Start dates and current rates of salary, wages or commissions for such personnel have been made available to the Buyer. The Sellers have made available to the Buyer a list of the payroll for the employees of Metalex and Jason DM as of November 27, 2019, specifying the name, rate of salary or hourly pay and commissions or bonus entitlements for each employee of Metalex and Jason DM.
(b) The Target Companies are in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor.
(c) With respect to the employees of Jason DM: (i) Jason DM is in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, social security, housing and wages and working shifts, and (ii) there is no pending audit, claim, litigation or procedure initiated by the Mexico Institute of Social Security, Instituto Mexicano del Seguro Social (“IMSS”) or the National Institute for the Promotion of Employee Housing, Instituto del Fondo Nacional de la Vivienda de los Trabajadores (“INFONAVIT”).
(d) JHDM has no employees and acts solely as a holding company.
(e) No Target Company is a party to any Contract with any union, trade union, labor organization, employee group or similar entity which affects the employment of employees of any Target Company.
(f) Jason DM has deducted and remitted to IMSS, INFONAVIT and any other applicable Governmental Body, on a timely basis and in material compliance with the respective and applicable laws, all social security dues and contributions, including housing allowance and retirement fund quotas, and all Taxes or other amounts due which it is required by law to deduct and to remit to any Governmental Body in connection with the employees of Jason DM.
(g) Notwithstanding the representations or warranties in any other section in this Agreement, this Section 4.15 constitutes the Sellers’ sole and exclusive representations and warranties with respect to any personnel and/or labor and employment matters.

4.16 Employee Plans
(a) Schedule 4.16 lists each Employee Plan, including all benefits provided by Jason DM to the employees of Jason DM, with an annual cost in excess of One Hundred Thousand U.S. Dollars ($100,000 USD) in the aggregate, whether according to the provisions of the Mexican Federal Labor Law, Ley Federal del Trabajo (“FLL”) and its regulations or in excess of the minimums mandated by the FLL or its regulations, including any pension or savings fund, profit sharing plan, incentive compensation plan, severance pay or termination pay, vacation pay, housing assistance, educational assistance, welfare of other employee benefits or fringe benefits.
(b) No Target Company or any of their respective ERISA Affiliates has ever maintained, sponsored, participated in or contributed to, or has any liability with respect to, any plan or arrangement which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Target Company or any of their respective ERISA Affiliates has ever contributed to, or has any liability with respect to, any pension plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.
(c) Except as set forth on Schedule 4.16, the consummation of the transactions contemplated by this Agreement will not (i) entitle any Business Employee to severance pay or any other payment or form of compensation or benefit upon termination of services, except with respect to any Business Employees in Mexico, who are entitled to severance if terminated without Just Cause (as defined by the FLL), or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such Business Employee.
(d) Jason DM contributes to savings plans for the employees of Jason DM (the “Employee Savings Plan”). The Employee Savings Plan funds are property of the employees of Jason DM and will not be removed from Jason DM by the Sellers prior to the Closing.
(e) All benefits that have accrued under the Account Manager Sales Incentive Program on or before March 31, 2019 have been paid in full and no other benefits under such Employee Plan have accrued since that date.
(f) No equity interest in any Target Company has been granted to any participant under the Jason Industries, Inc. 2014 Omnibus Incentive Plan, as amended (the “Incentive Plan”) and no Change in Control (as defined in the Incentive Plan) will occur as a result of the Closing or has occurred that gives any participant the right to receive any payments on or after the Closing from a Target Company.
(g) Notwithstanding the representations or warranties in any other section in this Agreement, this Section 4.16 constitutes the Sellers’ sole and exclusive representations and warranties with respect to any benefits matters.

4.17 Events Since Balance Sheet Date. Since the Balance Sheet Date, the Business has not suffered any Material Adverse Effect.
4.18 Compliance with Environmental Laws. Except as set forth on Schedule 4.18 and in any environmental reports prepared for the Buyer in connection with the transactions contemplated by this Agreement:
(a) No Target Company has received written notice from any Governmental Body in the past five (5) years of (i) any Hazardous Substances which have been generated, treated, stored, handled or removed from or disposed of on the Real Property by any Target Company in violation of any Environmental Law, (ii) any Hazardous Substances which have migrated onto the Real Property from any adjacent property or which have migrated, emanated or originated from the Real Property onto any other property, or (iii) any actual or alleged material violation of any Environmental Law by any Target Company, or otherwise with regard to the Real Property.
(b) The Target Companies have obtained and are in compliance in all material respects with all material Governmental Authorizations required for the operation of the Business as currently conducted and the use of the Real Property by the Target Companies as required by any applicable Environmental Law.
(c) The Target Companies are in compliance in all material respects with all applicable Environmental Laws.
(d) There exists no pending Environmental Claim against the Target Companies, or, to the Knowledge of the Sellers, against any owner of Leased Real Property, with respect to any Leased Real Property owned by such party.
(e) To the Knowledge of the Sellers, the Sellers have made available to the Buyer copies of all material environmental reports in the possession or control of the Sellers or the Target Companies with respect to the Real Property.
(f) Notwithstanding the representations or warranties in any other section in this Agreement, this Section 4.18 constitutes the Sellers’ sole and exclusive representations and warranties with respect to any environmental matters.
4.19 Insurance. Schedule 4.19 lists all insurance, bonds and self-insurance arrangements currently maintained by the Target Companies or any Seller (or any Affiliate thereof) for the benefit of any Target Company. Each such insurance policy and bond is in full force and effect, and no Target Company, or any Seller (or any Affiliate thereof) with respect to any such insurance policy or bond maintained for the benefit of any Target Company, has received written notice of any cancellation or threat of cancellation of such insurance or bond.
4.20 Compliance with Legal Requirements; Governmental Authorizations. Except with respect to (a) Tax matters (for which representations and warranties are addressed exclusively in Section 4.13, above), (b) personnel and/or labor and employment matters (for which representations and warranties are addressed exclusively in Section 4.15, above), (c) employee benefit matters (for which representations and warranties are addressed exclusively in Section 4.16, above), and (d) environmental matters (for which representations and warranties are addressed exclusively in Section 4.18, above), (i) the Target Companies are in compliance in all material respects with all Legal Requirements applicable to the Target Companies, (ii) no written notice has been issued and no Proceeding is pending, or, to the Knowledge of the Sellers, threatened against any Target Company with respect to any alleged violation by any Target Company of any Legal Requirement applicable to any Target Company, (iii) the Target Companies have all material Governmental Authorizations required by any Legal Requirements applicable to the Target Companies in the operation of the Business as currently conducted, and (iv) the Governmental Authorizations issued to the Target Companies are in full force and effect, and the Target Companies are in compliance in all material respects with such Governmental Authorizations.
4.21 Customers and Suppliers. Schedule 4.21 lists the ten (10) largest customers (based on aggregate gross receipts from such customers) and the five (5) largest suppliers (based on aggregate gross payments to such suppliers) of the Business, on a consolidated basis, for the fiscal year ended December 31, 2018 and for the eight month period ended August 31, 2019.
4.22 Accounts; Safe Deposit Boxes. Schedule 4.22 lists all bank and savings accounts and safe deposit boxes of the Target Companies and all persons authorized to sign thereon.
4.23 Brokers; Agents. As of the date hereof, there are no fees and expenses due to BMO Capital Markets (or an Affiliate thereof), or any other broker, by any Seller (or any Affiliate thereof, including any Target Company) in connection with the transactions contemplated by this Agreement, and none of the Sellers (or any Affiliate thereof, including any Target Company) has dealt with any agent, finder, broker or other Representative in any manner which could result in the Buyer or any Target Company being liable on or after the date hereof for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement.
4.24 Affiliate Transactions. Except as set forth on Schedule 4.24, neither the Sellers nor any of their respective Affiliates own any material property or asset used by any Target Company and are not a party to any Material Contract with any Target Company.
4.25 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article IV, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, NO SELLER, ANY AFFILIATE OF ANY SELLER, NOR ANY OTHER PERSON, INCLUDING ANY REPRESENTATIVE OF ANY SELLER, ON BEHALF OF ANY SELLER, MAKES ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (A) ANY SELLER, ANY TARGET COMPANY OR ANY SELLERS’ OR ANY TARGET COMPANIES’ RESPECTIVE AFFILIATES, (B) THE BUSINESS OR THE OPERATIONS, ASSETS, PROSPECTS OR FINANCIAL CONDITION OF ANY TARGET COMPANY, (C) THE INCOME POTENTIALLY TO BE DERIVED FROM THE BUSINESS OR ANY TARGET COMPANY

OR THE VALUE OF THE BUSINESS OR ANY TARGET COMPANY, (D) THE SUBJECT SECURITIES, (E) THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY ANCILLARY AGREEMENT, OR (F) ANY OTHER MATTER WHATSOEVER.
ARTICLE V
Warranties and Representations of the Buyer
The Buyer hereby warrants and represents to the Sellers, which warranties and representations shall survive the Closing for the periods, and subject to the limitations, set forth in Article X, below, that the following statements are true and correct as of the date hereof (except those representations and warranties which address matters as of or for a particular date or time period, which statements shall be true and correct only as of such date or for such time period):
5.1 Corporate Matters. Morton Global is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own or lease its properties and assets as and where currently located and to carry on all of its business activities currently conducted. MHIG is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own or lease its properties and assets as and where currently located and to carry on all of its business activities currently conducted.
5.2 Authority. The Buyer has the power and authority to enter into this Agreement and the Ancillary Agreements to which the Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement has been, and the execution and delivery of each Ancillary Agreement to which the Buyer is a party will be, duly and validly authorized by all necessary limited liability company action on the part of the Buyer. This Agreement has been, and each Ancillary Agreement to which the Buyer is a party will be, duly and validly executed and delivered by the Buyer, and this Agreement and such Ancillary Agreements to which the Buyer is a party are and shall constitute legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a Proceeding in equity or an action at law).
5.3 No Conflict. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which the Buyer is a party nor the consummation or performance of any of the transactions contemplated hereunder or thereunder by the Buyer will (a) contravene, conflict with, or result in a violation of or default under, any provision of the Organizational Documents of the Buyer, (b) contravene, conflict with, or result in, a violation of, or default under, any Legal Requirement or any Order to which the Buyer is subject, including any applicable anti-money laundering (or similar) Legal Requirements, or (c) violate or conflict with, result in a default under, or give any Person the right to exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract to which the Buyer is subject. No action, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by the

Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer is a party, or the consummation by the Buyer of any of the transactions contemplated hereby or thereby.
5.4 Proceedings. There is no Proceeding pending, or, to the Knowledge of the Buyer, threatened, against the Buyer which would impair the ability of the Buyer to consummate the purchase of the Subject Securities or the other transactions contemplated by this Agreement or the Ancillary Agreements.
5.5 Diligence; Securities Law Compliance. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Subject Securities. The Buyer confirms that (a) the Buyer has conducted such investigations of each Target Company as the Buyer deems necessary in connection with the execution of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, (b) the Buyer and its Representatives have been permitted access to the Records, facilities, Returns, Contracts and other properties and assets of each Target Company which the Buyer and its Representatives have desired and requested to see or review, and (c) the Sellers have caused each Target Company to make available to the Buyer the opportunity to ask questions of each Target Company and the respective officers and management employees of each Target Company and to acquire additional information about the Business and financial condition of each Target Company. In connection with such investigation, the Buyer and its Representatives may have received from or on behalf of the Target Companies certain estimates, budgets, forecasts, plans and financial projections (“Forward-Looking Statements”), and the Buyer hereby acknowledges and agrees that there are uncertainties inherent in making Forward-Looking Statements, and that the Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying such Forward-Looking Statements where such assumptions are disclosed). The Buyer further acknowledges and agrees that no Target Company, Seller or any other Person has made or is making any representation or warranty with respect to, or is or will be subject to any liability to the Buyer or any other Person resulting from, the distribution to the Buyer or its Representatives, or its or their use of, any Forward-Looking Statements, and that the Buyer is not relying on any Forward-Looking Statements in determining whether to consummate the transactions contemplated hereunder. The Buyer is acquiring the Subject Securities for its own account and not with a view to the distribution or resale thereof within the meaning of Section 2(11) of the Securities Act. The Buyer acknowledges and agrees that the Subject Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under the Securities Act and any applicable state securities Legal Requirements or pursuant to an exemption from such registration or qualification.
5.6 Brokers; Agents. The Buyer has not dealt with any agent, finder, broker or other representative in any manner which could result in any Seller (or any Affiliate thereof) or any Target Company being liable for any fee or commission in the nature of a finder’s or originator’s fee in connection with the subject matter of this Agreement.

5.7 Financial Ability. The Buyer will have on the Closing Date sufficient cash and financial ability and resources to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder
5.8 Solvency. As of immediately following the Closing, the Buyer is, and immediately after giving effect to the transactions contemplated by this Agreement the Target Companies will be, able to pay their respective debts (excluding the Pension Plan Liabilities which Seller has retained and assumes full liability). As of immediately following the Closing, the Buyer has, and immediately after giving effect to the transactions contemplated by this Agreement the Target Companies will have, adequate capital to carry on their respective businesses as of the Closing Date. No transfer of property is being made, and no obligation is being incurred, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or any Target Company.
ARTICLE VI
INTENTIONALLY LEFT BLANK
ARTICLE VII
Post-Closing Covenants
7.1 Cooperation. The Buyer and the Sellers shall cooperate (to a reasonable extent) with each other and shall cause their respective Representatives and Affiliates to cooperate (to a reasonable extent) with each other after the Closing to ensure the orderly transition of the ownership of the Target Companies and control of the Business to the Buyer and to minimize any disruption to the Business that might result from the transactions contemplated hereby.
7,2 Records/Personnel.
(a) The Sellers (and/or their respective Affiliates) may, after the Closing, retain copies of the Records, including Records stored on computer disks, hard drives, servers or any other storage medium, as the Sellers (and/or their respective Affiliates) are reasonably likely to need to meet accounting, auditing and Tax requirements or any Legal Requirement (or professional standards of conduct or requirements under applicable document retention policies) or as are related to the Excluded Assets and/or the Excluded Liabilities and/or Pension Plan Liabilities. The Buyer will retain (or cause the Target Companies to retain) the Records as of the Closing for a period of at least seven (7) years after the Closing. Following the expiration of such seven (7) year period, the Buyer may dispose of such Records; provided that if requested by the Sellers prior to such expiration, the Buyer shall deliver to the Sellers (or cause the Target Companies to deliver), at the Sellers’ expense, any of such Records as the Sellers may reasonably request. During the period in which the Buyer maintains such Records, upon reasonable notice and request by the Sellers, the Buyer, during normal business hours, shall permit any Representative of the Sellers (and/or any Affiliate thereof) to examine, copy and make extracts from all

Records, all without cost, surcharge or expense to the Sellers (or their Affiliates) other than reasonable copy charges, as the Sellers (and/or their respective Affiliates) are reasonably likely to need in connection with any accounting, auditing or Tax requirements or any Legal Requirement or in connection with any claims or Proceedings, including any financial reporting obligation and in connection with any other such matter as may be reasonably requested by the Sellers (and/or their respective Affiliates).
(b) The Buyer shall also make (and shall cause its Affiliates (including the Target Companies) to make) the Business Employees available to the Sellers (and/or their respective Affiliates) and their respective Representatives at such Business Employees’ normal business location(s) and during such Business Employees’ normal business hours to provide such assistance to the Sellers (and/or their respective Affiliates) as may be reasonably requested by the Sellers (and/or their Affiliates) from time to time in connection with the Sellers’ involvement in the Target Companies, as follows:
(i) to assist, as requested, in responding to inquiries from or audits by or required by any Governmental Body or to assist, as requested, in connection with any Legal Requirement, including preparation of responses and other required documents;
(ii) to provide support and information necessary for preparing Returns for periods prior to and including the years ending on or prior to the Closing Date;
(iii) to provide support and information to respond to any Tax inquiries, audits or other Proceedings for any period or partial period prior to the Closing Date; and/or
(iv) to provide other assistance of a similar nature as may be reasonably required by the Sellers (and/or their Affiliates).
(c) From the Closing Date until the date that is six (6) months after the Closing Date, the Buyer will, or will cause one of its Affiliates (including the Target Companies) to, continue to employ the Business Employees and provide the Business Employees with (i) total cash compensation, including base salary or wages and bonus opportunity, that is no less favorable in the aggregate than total cash compensation immediately prior to the Closing Date, and (ii) employee benefits that are no less favorable in the aggregate than those employee benefits provided by the Employee Plans immediately prior to the Closing Date, but only to the extent that such employee benefits are available to the Business Employees under the Buyer’s employee benefit plans, or required by applicable Legal Requirements, after the Closing Date. Nothing in this Section 7.2(c), whether express or implied, will create any third party beneficiary or other rights in any present or former Business Employees (including any beneficiary or dependent thereof), any other participant in any Employee Plan or other employee benefit plan or any other Person, create any rights to continued employment, or constitute or be deemed to constitute an amendment to any Employee Plan or other employee benefit plan.

Further, the Buyer understands and agrees that any changes to wages, salary, benefits or other labor related item could be viewed as a change of work conditions in Mexico and could trigger a claim for constructive termination, so any such changes will be at the Buyer’s sole risk and expense.
7.3 Publicity. Following the Closing, any party hereto may disclose the general terms of the transactions contemplated hereby for reasonable business purposes; provided, however, that in no case shall such disclosure include the Purchase Price or other economic terms; provided, further, however, that any Seller (and/or any Affiliate thereof) shall have the right to issue a release or other announcement concerning the transactions contemplated hereby, and thereafter, any Seller (or any Affiliate thereof) may make any other releases, announcements or disclosures consistent therewith or as may be required by applicable Legal Requirements (or by the requirements of any securities exchange to which any Seller (or any Affiliate thereof) is subject).
7.4 Execution of Additional Documents. From time to time after the Closing, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
7.5 Officer and Director Indemnification. The Buyer shall, and shall cause the Target Companies to, for a period of six (6) years after the Closing Date, unless otherwise required by applicable Legal Requirements, indemnify, defend and hold harmless against any and all losses, claims, damages, expenses and liabilities, and provide advancement of expenses in advance of the final disposition of any such claim or proceeding to, all past and present directors, officers and managers of any Target Company (in all their capacities as such) to the extent required by the Organizational Documents if permitted by Legal Requirements for acts or omissions occurring at or prior to the Closing Date; provided that in the event any claim is asserted or made within such six (6) year period, all rights hereunder in respect of such claim shall continue until disposition thereof. This Section 7.5 shall survive the Closing Date, is intended to benefit and may be enforced by any past and present Business Employees and any past or present directors, officers, managers or other personnel of any Target Company, and shall be binding on all successors and assigns of the Buyer and the Target Companies.
7.6 Restrictive Covenants.
(a) Non-Competition. In consideration of the mutual covenants provided for herein and the compensation to be paid to the Sellers at the Closing, for a period of three (3) years from the Closing Date, the Sellers and their respective Affiliates shall not engage, directly or indirectly, in the Business anywhere in the United States and/or Mexico; provided, however, that the Sellers and/or any of their respective Affiliates may acquire or otherwise own, solely as an investment, less than a five percent (5%) equity interest in a Person engaged in the Business.
(b) Non-Solicitation. As a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not enter into this Agreement), the

Sellers shall not, directly or indirectly, for a period of three (3) years from the Closing Date, (i) solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence any employee of a Target Company as of the Closing Date to resign or leave the employ or service of such Target Company or interfere in any manner with the employment relationship between such Target Company and any such employee of such Target Company in a manner that would be adverse to such Target Company or (ii) solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any supplier or customer of either Target Company as of the Closing Date to cease transacting business with such Target Company or interfere in any manner with the business relationship between such Target Company and any such supplier or customer of such Target Company in a manner that would be adverse to such Target Company.
(c) Non-Disclosure of Confidential Information. Each Seller (on behalf of itself and each of its Affiliates) acknowledges that it shall not, at any time during the three (3) year period following the Closing Date, disclose any Confidential Information to anyone other than to the Buyer or its Affiliates or Representatives (except for any such Confidential Information which is required to be disclosed by such Seller (or any Affiliate thereof) in connection with any Proceeding or pursuant to any Legal Requirement (or by the requirements of any securities exchange to which a party hereto (or any Affiliate thereof) is subject).
(d) Enforcement. In addition to all other legal remedies available to the Buyer and the Seller for the enforcement of the covenants set forth in this Section 7.6, the Buyer and the Sellers acknowledge and agree that the Buyer may seek temporary and permanent injunctive relief by any court of competent jurisdiction to prevent or restrain any breach or threatened breach hereof by the Sellers or any Affiliate thereof.
7.7 Real Property Leases. After the Closing, the Buyer will use commercially reasonable efforts to cause each landlord under each Real Property Lease for each Real Property located in the United States of America or Mexico, as applicable, to release JI and its Affiliates from all obligations (as guarantors or otherwise) relating to each such Real Property Lease on or before the ninetieth (90th) calendar day after the Closing Date.
7.8 Trademark Registration. After the Closing, the Sellers shall submit all applications and other documents necessary to have the names and addresses of the applicable Target Company reflected in all applicable records pertaining to the Mexican Trademark registration for OPEN-GRIP (Reg. No. 261479) and the Canadian Trademark Registrations for OPEN-GRIP (Reg. No. TMA315665) and TREAD GRIP (Reg. No. TMA315666).
ARTICLE VIII
Disclosure Schedules; Absence of Other Warranties or Representations
8.1 Disclosure Schedules. The schedules and information set forth in the Disclosure Schedules refer to the section or paragraph of this Agreement to which such schedule and information is responsive, and each such schedule and information shall be deemed to have been disclosed with respect to all other sections and paragraphs of this Agreement for which the same is reasonably apparent on its face. All capitalized terms used in the Disclosure Schedules and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. The Disclosure Schedules shall not vary, change or alter the literal meaning of the warranties and representations of the Sellers contained in this Agreement, other than creating exceptions thereto which are responsive to the language of the warranties and representations contained in this Agreement.
8.2 No Additional Warranties or Representations. THE BUYER ACKNOWLEDGES THAT THE SELLERS (AND THE TARGET COMPANIES AND ANY OTHER AFFILIATE THEREOF) HAVE NOT MADE, AND NO OTHER PERSON HAS MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE SELLERS, THE TARGET COMPANIES, ANY OF THE SELLERS’ OR THE TARGET COMPANIES’ RESPECTIVE AFFILIATES, THE SUBJECT SECURITIES, OR THE BUSINESS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE SELLERS, THE TARGET COMPANIES, ANY OF THE SELLERS’ OR THE TARGET COMPANIES’ RESPECTIVE AFFILIATES, THE SUBJECT SECURITIES OR THE BUSINESS, WHICH HAS BEEN FURNISHED OR MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES AND/OR REPRESENTATIVES, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR THE ANCILLARY AGREEMENTS. THE SELLERS (AND THEIR RESPECTIVE AFFILIATES) SHALL NOT HAVE, OR BE SUBJECT TO, AND NO OTHER PERSON SHALL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO THE BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE BUYER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES, OR THE BUYER’S OR ANY OF ITS REPRESENTATIVES’ OR AFFILIATES’ USE OF, ANY SUCH INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO THE BUYER OR ANY OF ITS AFFILIATES AND/OR REPRESENTATIVES IN RECORDS STORED ON COMPUTER DISKS, IN CERTAIN “DATA SITES”, PROVIDED DURING MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR THE ANCILLARY AGREEMENTS. THE BUYER ACKNOWLEDGES AND AGREES THAT NEITHER THE BUYER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS RELIED, AND NONE OF SUCH PERSONS IS RELYING, OR WILL ASSERT THAT IT IS RELYING, UPON ANY STATEMENT, WARRANTY OR REPRESENTATION (WHETHER WRITTEN OR ORAL) NOT EXPRESSLY MADE IN THIS AGREEMENT (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR THE ANCILLARY AGREEMENTS.
ARTICLE IX
INTENTIONALLY LEFT BLANK

ARTICLE X

Indemnification
10.1 Indemnification by the Sellers. Subject to the limitations, conditions and restrictions set forth in this Agreement, the Sellers shall indemnify the Buyer and its Affiliates (including after the Closing, the Target Companies) and each of their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against any and all Losses of or against the Buyer Indemnified Parties to the extent resulting from, or arising out of:
(a) any breach of any warranty or representation made by the Sellers in Article IV;
(b) any breach or non-fulfillment of any covenant made by the Sellers in this Agreement; and/or
(c) any Excluded Liabilities.
10.2 Indemnification by the Buyer. Subject to the limitations, conditions and restrictions set forth in this Agreement, the Buyer shall indemnify the Sellers and each of their respective Affiliates (excluding, after the Closing, the Target Companies) and each of their respective Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) and hold each of them harmless from and against any and all Losses of or against the Seller Indemnified Parties to the extent resulting from, or arising out of:
(a) any breach of any warranty or representation made by the Buyer in Article V, above;
(b) any breach or non-fulfillment of any covenant made by the Buyer in this Agreement;
(c) the operation of the Business and/or the Target Companies after the Effective Time, including arising from, related to or in connection with, any labor claim filed by any Business Employee against any Seller and/or any Affiliate thereof arising from, related to or in connection with, any wrongful termination, constructive termination, union activity, strike notice or other cause attributable to the Buyer or the Target Companies after the Effective Time;
(d) any amounts drawn by Charter Steel Trading Co., Inc., or its Affiliates under the DB Letter of Credit on or after Closing and before January 6, 2020; and/or
(e) any Losses incurred by any Seller Indemnified Parties after the Closing in connection with any Real Property Lease for any Real Property located in Mexico or the United States of America, as applicable, pursuant to a guaranty or otherwise.
10.3 Procedure Relative to Indemnification
.
(a) In the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article X, such party (the “Claiming Party”) shall notify the party or parties against which the claim is made (the “Indemnifying Party”) in writing of such claim (a “Claim Notice”) promptly after the Claiming Party receives notice of any action, Proceeding, demand, assessment, claim, loss, liability or damages, whether or not involving any Third Party Claim, that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party. The Claim Notice shall specify in reasonable detail the breach of warranty, representation or covenant, or otherwise the right to indemnification, claimed by the Claiming Party and the Losses incurred by, or anticipated to be incurred by, the Claiming Party on account thereof. If such Losses are final and liquidated in amount, the Claim Notice shall so state, and such amount shall be deemed the amount of the claim of the Claiming Party. If such Losses are not final and liquidated, the Claim Notice shall so state, and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the Losses are finally determined.
(b) The following provisions shall apply to claims of the Claiming Party which are based upon a claim involving a third party (a “Third Party Claim”) (including any form of Proceeding filed or instituted by any Governmental Body, but excluding any Tax claim to the extent governed by Section 11.3, below):
(i) The Indemnifying Party shall have the right, upon receipt of the Claim Notice and at its expense, to defend such Third Party Claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party shall cooperate with and make available to the Indemnifying Party such assistance (including access to employees) and materials as may be reasonably requested of the Claiming Party, and the Claiming Party shall have the right, at the Claiming Party’s expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Claiming Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the following shall apply: (A) such settlement provides the

Claiming Party with a full release from such Third Party Claim; and (B) the sole relief provided in such settlement is monetary damages that are paid in full by the Indemnifying Party. If the Claiming Party fails to consent to any settlement or compromise offer, then the Indemnifying Party may continue to contest such claim and, in such event, the maximum liability of the Indemnifying Party for such claim will not exceed such settlement or compromise offer.
(ii) Regardless of whether the Indemnifying Party elects to defend the Third Party Claim, the Indemnifying Party shall also have the right within thirty (30) calendar days from receipt of the Claim Notice to notify the Claiming Party that the Indemnifying Party disputes the merits of the Third Party Claim or that the Third Party Claim is the subject of indemnification hereunder. Such dispute shall not affect the Indemnifying Party’s right to defend the Third Party Claim under subsection (i) of this Section 10.3(b).
(iii) In the event the Indemnifying Party shall notify the Claiming Party that the Indemnifying Party does not wish to defend the Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such Third Party Claim and shall have the right to settle and compromise such Third Party Claim if it acts reasonably and in good faith upon fifteen (15) calendar days’ prior written notice to, but without having to first obtain the consent of, the Indemnifying Party.
(c) Once the amount of any claim under this Article X is liquidated and the claim is finally determined, subject to the limitations, conditions and restrictions set forth in this Article X, below, (i) the Claiming Party shall be entitled to pursue enforcement of the indemnification provisions of this Article X, and (ii) in the event it is determined, or the Indemnifying Party agrees, that the Indemnifying Party is obligated to indemnify the Claiming Party for such claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including reasonable attorneys’ fees, which may be incurred by the Claiming Party in attempting to enforce its indemnification rights under this Article X, whether the same shall be enforced by suit or otherwise, which the Indemnifying Party and the Claiming Party agree are due to the Claiming Party or which a court, arbitrator or other judicial body determines are due to the Claiming Party. In the event it is determined, or the Claiming Party agrees, that the Indemnifying Party is not obligated to indemnify the Claiming Party for such claim, the Claiming Party agrees to pay all costs, expenses and fees, including reasonable attorneys’ fees, which may have been incurred by the Indemnifying Party in defending and disputing the claim for indemnification by the Claiming Party under this Article X.
10.4 Limits on Indemnification
(a) De minimis Amount and Basket Amount. Notwithstanding anything contained in this Agreement to the contrary, but subject in all respects to Section 10.4(c), below, the Sellers shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Losses pursuant to Section 10.1(a), above, (i) unless and until the aggregate amount of Losses from a single claim of indemnification exceeds Twenty-Five Thousand U.S. Dollars ($25,000 USD) (the “De minimis Amount”), and (ii) unless and until the aggregate Losses from all claims with respect thereto in excess of the De minimis Amount exceed, in the aggregate, One Hundred Thousand U.S. Dollars ($100,000 USD) (the “Basket Amount”), and then indemnification hereunder shall be only to the extent such Losses exceed the Basket Amount and no claim hereunder shall apply to the Basket Amount unless such claim is equal to or greater than the Basket Amount. The parties agree that (A) the De minimis Amount is to serve as a “trigger” for indemnification (and not a deductible), and (B) the Basket Amount is to serve as a “deductible” for indemnification.
(b) Maximum Amount of Certain Indemnification. Notwithstanding anything contained in this Agreement to the contrary, but subject in all respects to Section 10.4(c), below, in no event shall the Sellers’ obligation to provide indemnification for Losses under Section 10.1(a), Section 10.1(b) and/or Section 10.1(c), above, exceed, in the aggregate, Two Hundred Fifty Thousand U.S. Dollars ($250,000 USD)
(c) Limitations Not Applicable to Fraud; Maximum Amount of Total Indemnification. Notwithstanding the provisions of Section 10.4(a) and Section 10.4(b), above, to the contrary, the limitations set forth in such sections shall not apply to limit the indemnification to which the Buyer Indemnified Parties may be entitled for Losses arising from any breach of the Selected Seller Representations or with respect to Fraud; provided however, that (i) the remaining limitations, restrictions, and conditions set forth in this Article X, including and Section 10.4(d), below, shall continue to apply with respect to such Losses, and (ii) in no event shall the Sellers’ obligation to provide indemnification for Losses under this Article X exceed, in the aggregate, the Purchase Price proceeds actually received by the Sellers.
(d) Satisfaction of Indemnity; Escrow Amounts; Sole Recourse. Subject to the other limitations, conditions and restrictions of this Article X, the rights of the Buyer Indemnified Parties to indemnification pursuant to Section 10.1(a), Section 10.1(b) and Section 10.1(c), above, shall (A) first, during the period during which the Indemnification Escrow Agreement remains in effect, be satisfied from the Escrowed Sellers’ Funds (if and to the extent funds are available) pursuant to the terms and conditions of the Indemnification Escrow Agreement, and (B) then second, to the extent that any such obligation is not able to be satisfied in full from the Escrowed Sellers’ Funds, be satisfied, without duplication, from the Sellers subject to the limitations set forth herein. The right to indemnification to be satisfied from the Escrowed Sellers’ Funds and the Sellers as set forth in this Section 10.4(d) shall be the sole recourse, direct or indirect, of the Buyer Indemnified Parties for indemnification pursuant to Section 10.1(a), Section 10.1(b) and Section 10.1(c), above.
(e) Survival. Each of the warranties and representations of the Sellers and the Buyer contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided, however, that the Selected Seller Representations and the

Selected Buyer Representations shall survive the Closing until the three (3) year anniversary of the Closing Date. All of the covenants of the Sellers and the Buyer contained in this Agreement shall survive after the Closing in accordance with their terms. Any claim for indemnification hereunder which is made in writing prior to the expiration of the applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined and any claim for indemnification not submitted in writing to the Indemnifying Party prior to the expiration of the applicable survival period shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever, and the Indemnifying Party shall have no further liability with respect thereto.
(f) Losses Net of Insurance and Tax Benefits. With respect to any matter covered by this Article X, the Claiming Party shall assert all claims under all applicable insurance policies and any indemnification claim shall be net of any insurance proceeds received by the Claiming Party (net of any deductible amounts and reasonable costs of collection), and, to the extent that insurance proceeds are collected by the Claiming Party after an indemnification claim has been settled or finally determined, the Claiming Party will restore the Indemnifying Party to the same economic position as would have existed had such insurance proceeds been collected prior to the settlement or final determination of such claim. In addition, the amounts for which an Indemnifying Party shall be liable under this Article X shall be net of any Tax benefit reasonably expected to be realized by the Claiming Party as a result of the facts and circumstances giving rise to the liability of the Indemnifying Party.
(g) Assignment; Reimbursement. If any of the Losses for which an Indemnifying Party is responsible under this Article X are recoverable or reasonably likely to be recoverable against any third party, the Claiming Party shall assign any and all rights that it may have to recover such Losses to the Indemnifying Party or, if such rights are not assignable for any reason, the Claiming Party shall attempt in good faith to collect any and all such Losses on account thereof from such third party for the benefit of the Indemnifying Party. The Claiming Party shall reimburse the Indemnifying Party for any and all Losses paid by the Indemnifying Party to the Claiming Party pursuant to this Agreement to the extent such amount is subsequently paid to the Claiming Party by any Person other than the Indemnifying Party.
(h) Taxes. Notwithstanding anything contained in this Agreement to the contrary, the Buyer Indemnified Parties shall not be entitled to recover for any breach of this Agreement for any Tax accounting or filing position taken by any Target Company or the Buyer (or any Affiliate thereof) for a period (or portion thereof) beginning after the Closing.
(i) Materiality. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining the failure of any representations or warranties to be true and correct and calculating Losses under this Agreement, other than: (i) the first sentence of Section 4.17 (Events Since Balance Sheet Date), Section 4.18 (Compliance

with Environmental Laws), Section 4.20 (Compliance with Legal Requirements; Governmental Authorizations) and Section 4.24 (Affiliate Transactions); (ii) any definition or term defined in this Agreement; and (iii) any dollar thresholds or references to U.S. GAAP or Mexico GAAP, as applicable, contained in any representations and warranties set forth in this Agreement, in each case, each representation and warranty in this Agreement shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material,” “Material Adverse Effect,” “materially,” “immaterial,” “material adverse change” or similar qualifiers) set forth therein.
10.5 No Duplication of Warranties. Notwithstanding anything contained in this Agreement to the contrary, (a) the Buyer Indemnified Parties may not assert multiple claims under Section 10.1, above, in order to recover duplicative Losses in respect of a single set of facts or circumstances under more than one warranty, representation or covenant in this Agreement whether such facts or circumstances would give rise to a breach of more than one warranty, representation or covenant in this Agreement, and (b) the Buyer Indemnified Parties may not assert any claim under Section 10.1, above, for any item of Losses in the event and to the extent the Buyer could have received recovery of such item as a result of the Purchase Price Adjustment or to the extent the Buyer could have received credit or a reserve for such item in the preparation of the Closing Statement or Final Statement.
10.6 Mitigation. No party shall be entitled to indemnification hereunder for the amount of Losses in excess of the amount of such Losses which would have been incurred but for the failure of such party to take commercially reasonable actions to mitigate such Losses upon becoming aware of any claim.
10.7 Sole Remedy. The Buyer’s and the Sellers’ sole remedy for any and all claims with respect to the transactions contemplated by this Agreement (except for any injunctive relief to which a party may be entitled pursuant to Section 7.6(d), above, or Section 13.3, below shall be the indemnity set forth in this Article X, and none of the Buyer Indemnified Parties or the Seller Indemnified Parties shall have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, against the other party with respect to the transactions contemplated by this Agreement, all of such remedies, entitlements and recourse being expressly waived by the parties hereto to the fullest extent permitted by Legal Requirements.
10.8 Knowledge of Breaches. No party hereto shall have any liability hereunder for any Loss arising from, or relating to, or in connection with, any inaccuracy in a breach of any representation or warranty hereunder if the Indemnifying Party can establish that the Claiming Party had actual knowledge as of the date hereof of such breach. For purposes of this Section 10.8, actual knowledge (i) with respect to the Buyer shall mean the actual knowledge Paul Douglass and/or Christopher Hutter and shall include anything in a due diligence report prepared by the Buyer’s advisors and delivered to the Buyer and/or its Affiliates, and (ii) with respect to the Sellers, the actual knowledge of Chadwick DeLuca and Timm Fields.
10.9 Pension Plan Liabilities. The Sellers shall indemnify the Buyer Indemnified Parties and hold each of them harmless from and against any and all Losses of or against the

Buyer Indemnified Parties to the extent resulting from, or arising out of, the Pension Plan Liabilities. Notwithstanding anything contained in this Agreement to the contrary, no limitations, qualifiers or other conditions set forth in this Article X, including without limitation Section 10.4, Section 10.5, Section 10.6, Section 10.7 and Section 10.8, shall limit the Sellers’ obligations to indemnify the Buyer Indemnified Parties under this Section 10.9. For the avoidance of doubt, the Sellers’ obligations to indemnify the Buyer Indemnified Parties shall survive the Closing until such time as the Pension Plan Liabilities have been paid in full or are otherwise fully extinguished. In the event of a Change of Control with respect to a Seller whereby the Seller sells substantially all of its assets to a purchaser, such Seller (at its sole election) either (a) shall pay all Pension Plan Liabilities in their entirety as soon as it is practicable after such Change of Control or (b) shall require such purchaser to assume the Seller’s obligations under this Agreement in connection with such Change of Control. The procedures set forth in Section 10.3 shall apply to claims for indemnification under this Section 10.9.
10.10 Specific Tax Indemnification. The Sellers shall indemnify the Buyer Indemnified Parties and hold each of them harmless from and against any and all Losses of or against the Buyer Indemnified Parties to the extent resulting from, arising out of or relating solely to (i) the sales and use tax Returns filed by Metalex with the Illinois Department of Revenue for the period January 1, 2014 through June 30, 2016 or (ii) the Notice of Determination from the Illinois Department of Employment Security dated November 19, 2019 to Metalex. Notwithstanding anything contained in this Agreement to the contrary, no limitations, qualifiers or other conditions set forth in this Article X, including Section 10.4, Section 10.5, Section 10.6, Section 10.7 and Section 10.8, shall limit the Sellers’ obligations to indemnify the Buyer Indemnified Parties under this Section 10.10.
ARTICLE XI
Tax Matters
11.1 Tax Returns.
(a) The Sellers shall prepare or cause to be prepared, and shall timely file or cause to be filed, all income Returns for the Target Companies for all Pre-Closing Tax Periods, excluding Returns for Straddle Periods. The Sellers shall prepare all such Returns on a basis consistent with past practices of the Target Companies. The Sellers shall pay the pre-Closing portion of any Taxes due in respect of any such Returns, except to the extent reflected in the Working Capital Amount, and the Buyer shall cause the Target Companies to pay the remainder of such Taxes.
(b) The Buyer shall prepare or cause to be prepared, and shall timely file or cause to be filed, (i) all non-income Tax Returns for Pre-Closing Tax Periods due after the Closing Date, (ii) all Returns for the Target Companies for any Tax period that begins on or before and ends after the Closing Date and that are due on or after the Closing Date (a “Straddle Period”), and (iii) Mexico Form 76 with respect to the direct and indirect transfers of JHDM and Jason DM hereunder (collectively, the “Buyer-Prepared Returns”). The Sellers shall pay the pre-Closing portion of any Taxes due in respect of any such

Buyer-Prepared Returns, except to the extent reflected in the Working Capital Amount, and the Buyer shall cause the Target Companies to pay the remainder of such Taxes. The Buyer shall provide the Sellers with copies of the Buyer-Prepared Returns for its review and approval at least forty-five (45) calendar days prior to the applicable filing due date. Following receipt of its copy of each such Buyer-Prepared Return, the Sellers shall have a period of thirty (30) calendar days to provide the Buyer with a statement of any disputed items with respect to such Return. In the event that the Sellers and the Buyer are unable to reach agreement with respect to any disputed items within a period of five (5) Business Days after the Buyer’s receipt of such statement, all such disputed items shall be submitted to the Independent Accounting Firm for final resolution in accordance herewith prior to the applicable filing due date. The Buyer will prepare all Buyer-Prepared Returns on a basis consistent with past practices of the Sellers (and/or their Affiliates) with respect to the Target Companies.
(c) For purposes of this Agreement, in the case of any Taxes of the Target Companies that are allocable with respect to a Straddle Period, the portion of any such Taxes that are attributable to the pre-Closing portion of such Straddle Period shall: (i) in the case of Taxes that are based on or measured by income, receipts, employment, payroll, sales, use, or other similar Taxes, be deemed equal to the amount that would be payable if the Tax year or period ended on the end of the Closing Date; and (ii) in the case of any other Taxes not described in clause (i), be deemed the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date, and the denominator of which is the number of days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
11.2 Certain Taxes. The Buyer shall pay all Transfer Taxes (and shall file all Returns related thereto).
11.3 Tax Claims. In the event that after the Closing Date the Buyer, any Target Company or any of their respective Affiliates receives any oral or written communication regarding any pending or threatened examination, audit, claim, adjustment or other Proceeding for which the Sellers (or any Affiliate thereof) could have liability under this Agreement or as a matter of Legal Requirement for Taxes for any Pre-Closing Tax Period or Straddle Period (each, a “Tax Claim”), the Buyer will, within ten (10) calendar days, notify the Sellers in writing thereof. The Sellers or its designees will be entitled, at its sole expense, to control or settle the contest of any Tax Claim that could give rise to such liability. The Sellers will keep the Buyer reasonably informed with respect to the commencement, status and nature of any Tax Claim controlled by the Sellers, including the status of any settlement negotiations. The Buyer will, and will cause its

Affiliates, as applicable, to reasonably cooperate with the Sellers or their designees in handling any such Tax Claim, including by providing, or causing to be provided, to the Sellers or their designees all necessary authorizations, including powers of attorney, to control any Tax Claim which the Sellers or their designees are entitled to control in connection with this Section 11.3.
11.4 Adjustment to Purchase Price. Except with respect to the Minority Jason DM Purchase Price, the Minority JHDM Purchase Price and the Majority JHDM Purchase Price, neither of which shall be adjusted after the Closing, each party hereto shall, including retroactively, treat payments made pursuant to this Agreement after the Closing as adjustments to the final purchase price for Tax purposes to the extent permitted by applicable Legal Requirements.
11.5 Prohibited Actions. Without the prior written consent of the Sellers, the Buyer shall not, nor shall it permit any Affiliate thereof (including any Target Company), to: (a) file, re-file, supplement, or amend any Return of any Target Company for any Pre-Closing Tax Period or Straddle Period, (b) file any voluntary disclosure agreement, participate in any arrangement similar to a voluntary disclosure agreement, or voluntarily approach any taxing authority regarding any Taxes or Returns of any Target Company for any Pre-Closing Tax Period or Straddle Period, (c) take any action relating to Taxes that could create a Tax liability for any Seller and/or any Affiliate thereof, or (d) make any election under Section 338 of the Code (or any similar provision of federal, state, local, or foreign Tax Law) with respect to the transactions contemplated hereunder.
11.6 Refunds. The Sellers shall be entitled to any refunds received for, as well as any offsets, credits or Tax reductions applicable to, federal, state, local or foreign Taxes paid for any Pre-Closing Tax Period of any Target Company (including the pre-Closing portion of any Straddle Period), along with any interest paid with respect thereto by the relevant Tax authority (any such Tax refund, a “Tax Refund”). The Buyer shall cause any such refunds (including interest) to which any Seller is entitled that are received by the Buyer, any Target Company or any of their respective Affiliates after the Closing Date, whether by offset, credit, receipt of payment or otherwise, to be paid promptly to the Sellers. In the case of any Straddle Period, the amount of Tax Refunds to which any Seller is entitled shall be determined in the same manner as if the relevant Tax period ended or began at the Closing. The Buyer shall, and shall cause its Affiliates (including the Target Companies) to, promptly execute such documents, take commercially reasonable additional actions and otherwise reasonably cooperate as may be necessary for the Buyer and its Affiliates (including the Target Companies) to perfect their rights in and obtain all Tax refunds, credits, and Tax reductions contemplated in this Section 11.6. For purposes of determining the amount and timing of any payment to which the Sellers are entitled to pursuant to this Section 11.6, the parties hereto shall treat any Tax Refunds as the first items taken into account for such purposes. The Buyer shall not, and shall not permit any Target Company or any of their respective Affiliates to, forfeit, fail to collect or otherwise minimize or delay any Tax Refund to which the Sellers (or any Affiliate thereof) would be entitled under this Agreement, whether through any election to carry forward a net operating loss, failure to carry back a net operating loss, or otherwise. The Buyer shall, and after the Closing shall cause its Affiliates (including the Target Companies) to, provide the Sellers (and their Affiliates) with such assistance or access to Records or information as may be reasonably requested in connection with the review of any Return, including the filing of any claim for refund for a Pre-Closing Tax Period or Straddle Period, for the purpose of determining the amounts payable pursuant to this Section 11.6. Any Tax liabilities included in the Working Capital Amount or Indebtedness, to the extent not actually paid to the relevant Tax authority, shall be treated as a Tax Refund to which this Section 11.6 applies.
11.7 Tax Treatment; Purchase Price Allocation. The Buyer and the Sellers agree that the purchase and sale of the Metalex Securities is intended for U.S. federal income tax purposes to be treated as the purchase and sale of the assets of Metalex. With respect to the purchase of the Metalex Securities, within sixty (60) days of the final determination of the Working Capital Amount pursuant to the terms and conditions hereof, the Buyer shall provide to the Sellers a schedule allocating the Base Purchase Price among the assets of Metalex for review and approval by the Sellers, which shall be prepared in accordance with the applicable provisions of the Code and the allocation methodology set forth on Exhibit 11.7. Following receipt thereof, the Sellers shall have a period of twenty (20) days to provide the Buyer with a statement of any disputed items with respect to such allocation. In the event the Sellers provide such statement and the Sellers and the Buyer are unable to reach agreement with respect to any disputed items within a period of twenty (20) days after the Buyer’s receipt of such statement, all such disputed items shall be submitted to the Independent Accounting Firm for final resolution, and the Buyer shall pay all fees in connection therewith owed to the Independent Accounting Firm. The allocation ultimately agreed upon by the Buyer and the Sellers under this Section 11.7 shall be referred to herein as the “Metalex Purchase Price Allocation Schedule”. The parties hereto shall make appropriate adjustments to the Metalex Purchase Price Allocation Schedule to reflect changes in the Base Purchase Price. The parties hereto agree for all Tax reporting purposes to report the transactions contemplated by this Agreement in accordance with the Metalex Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with such allocations and schedule unless required by a determination of the applicable Governmental Body that is final.
11.8 Post-Closing Tax Filings. The Buyer acknowledges and agrees that it is responsible for making its own determinations with respect to Tax filings post-Closing and it shall not rely on the pre-Closing practices of any Seller (and/or any Affiliate thereof) or any Target Company with respect to such filings.
11.9 Transaction Deductions. The Buyer and the Sellers shall each be allocated the income Tax deduction attributable to any Transaction Expense for which each party bears the economic detriment.
ARTICLE XII
Definitions
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Purchase Agreement (including the Disclosure Schedules and exhibits hereto), as the same may be amended or modified from time to time in accordance with the terms and conditions hereof.
“Ancillary Agreements” means, with respect to any party, the agreements, documents and instruments to be executed and delivered by such party pursuant to this Agreement.
“Balance Sheet Date” means November 29, 2019.
“Base Purchase Price” has the meaning set forth in Section 2.1, above.
“Basket Amount” has the meaning set forth in Section 10.4(a), above.
“Business” has the meaning set forth in the Recitals to this Agreement.
“Business Day” means a day other than a Saturday, Sunday or other day on which state-chartered commercial banks located in Milwaukee, Wisconsin are authorized or required by Legal Requirement to close.
“Business Employee” and “Business Employees” means the employees of the Target Companies.
“Buyer” has the meaning set forth in the preface to this Agreement.
“Buyer Indemnified Parties” has the meaning set forth in Section 10.1, above.
“Buyer-Prepared Returns” has the meaning set forth in Section 11.1(b), above.
“Capital Stock” means any and all shares, interests, participations or other equivalents (other than phantom stock), however designated, of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, units, partnership interests and joint venture interests, as applicable.
“Cash” means, with respect to the Target Companies, as of any date and time, the aggregate amount of cash and bank deposits as reflected in the bank and money market account statements of the Target Companies (and/or the Sellers and/or their respective Affiliates for the benefit of the Target Companies) as of such date and time, and shall include money market funds, money market instruments and any demand deposits. For the avoidance of doubt, Cash shall (i) be calculated net of issued but uncleared checks, drafts and wire transfers, (ii) include checks and drafts received by the Target Companies or cash deposits in transit to the accounts of the Target Companies (and/or the Sellers and/or their respective Affiliates for the benefit of the Target Companies), and (iii) be calculated net of overdrawn accounts.

“Change of Control” means, with respect to a Seller:
(a) any Person or group of Persons (excluding Affiliates of the Target) acting in concert acquires or agrees to acquire, directly or indirectly, that percentage of the ownership interests of such Seller or Person directly or indirectly controlling such Seller (each, a "Target") that provides or will provide the acquirer with a sufficient number of the Target's ownership interests having general voting rights to elect a majority of its directors or corresponding governing body;
(b) any merger, consolidation or similar business combination of such Target into or with another Person (excluding Affiliates of the Target) as a result of which holders of the voting securities of such Target immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, equity interests in the surviving entity in such transaction possessing less than a majority of the voting power of such surviving entity; or
(c) any other transaction, including the sale by such Target of new equity interests or a transfer of existing equity interests of such Target, the result of which is that any other Person or group of related Persons (excluding Affiliates of the Target), directly or indirectly, acquires (i) beneficial ownership (as defined under Section 13(d) of the Securities Exchange Act of 1934) of equity interests of such Target representing a majority of such Target's voting power or (ii) a substantially all of the assets of such Target.
“Claim Notice” has the meaning set forth in Section 10.3(a), above.
“Claiming Party” has the meaning set forth in Section 10.3(a), above.
“Closing” means the closing of the purchase and sale of the Subject Securities and the other transactions as contemplated herein.
“Closing Cash” means the aggregate amount of Cash as of the Effective Time. For the avoidance of doubt, Closing Cash shall not include any actions taken or decisions made by the Buyer (including the Buyer causing any Target Company to take actions or make decisions) outside of the ordinary course of business (for example, if the Buyer (and/or any Affiliate thereof) were to cause a dividend/distribution of Cash to the Buyer on the Closing Date, such dividend/distribution shall not affect Closing Cash notwithstanding the fact that Closing Cash is to be determined as of the Effective Time).
“Closing Date” has the meaning set forth in Section 3.1(a), above
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Target Companies outstanding as of the Effective Time. For the avoidance of doubt, Closing Indebtedness shall not include any Indebtedness incurred on the Closing Date by or at the direction of the Buyer and/or any Affiliate thereof.
“Closing Statement” has the meaning set forth in Section 2.3(a), above.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.
“Confidential Information” shall mean all non-public and all proprietary information of the Target Companies relating to the Business, including the following: (i) all information and records concerning products or services provided to customers; (ii) all information concerning pricing and cost policies, the prices charged to customers, the volume or orders of customers and other information concerning the transactions with, customers or proposed customers; (iii) customer lists; (iv) financial information; (v) information concerning salaries or wages paid to, the work records of and other personnel information relative to, Business Employees; (vi) information concerning the marketing programs or strategies; and (vii) confidential information of other Persons which the Target Companies are required to maintain in confidence. The term “Confidential Information” shall not include information which is or becomes in the public domain without any violation by the party disclosing such information of a contractual, legal or fiduciary obligation to the Target Companies.
“Consents” means agreements from the parties to those Material Contracts which by their terms terminate, are modified, have payments or other obligations which may be accelerated or specifically require consent of another party upon a change of control of Metalex and/or Jason DM, consenting to the change of control contemplated under this Agreement.
“Consolidated Financial Statements” has the meaning set forth in Section 4.12(a), above.
“Contract” means any written agreement, contract, obligation or undertaking that is legally binding.
“Counsel” has the meaning set forth in Section 13.12, below.
“Current Assets” means the asset categories of the Target Companies listed as “Current Assets” on Exhibit 2.2 attached hereto.
“Current Liabilities” means the liability categories of the Target Companies listed as “Current Liabilities” on Exhibit 2.2 attached hereto.
“DB Letter of Credit” means that certain letter of credit issued by Deutsche Bank on behalf of JI to Charter Steel Trading Co., Inc. in the amount of Four Hundred Thousand U.S. Dollars ($400,000 USD).
“De minimis Amount” has the meaning set forth in Section 10.4(a), above.
“Disclosure Schedules”, “Schedules” and “Schedule” means the schedules delivered by the Sellers in connection with the execution and delivery of this Agreement and collectively labeled the “Disclosure Schedules,” as more fully described in Article VIII, above.
“Effective Time” shall have the meaning set forth in Section 2.2, above.
“Employee Plan” means any Retirement Plan, Welfare Plan or fringe benefit that any Target Company (and/or any Affiliate thereof) maintains for the benefit of any Business

Employee, or to which any Seller (or any Affiliate thereof), or any Target Company, contributes, or has any obligation to contribute, for the benefit of any Business Employee or any terminated Business Employee.
“Employee Savings Plan” has the meaning set forth in Section 4.16(d), above.
“Environmental Claim” means any written notice, written demand, Proceeding or Order arising (i) pursuant to, or in connection with, the violation of any Environmental Law, or (ii) from any abatement, removal, remedial, corrective or other response action in connection with Hazardous Substances or Environmental Law.
“Environmental Law” means any applicable Legal Requirement pertaining to the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release of, or exposure to, Hazardous Substance, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, codified at 42 U.S.C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, codified at 42 U.S.C. 6901 et seq., as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendment of 1984, the Toxic Substances Control Act of 1976, codified at 15 U.S.C. 2601 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, codified at 33 U.S.C. 1251 et seq., the Clean Air Act of 1966, codified at 42 U.S.C. 741 et seq., the Hazardous Materials Transportation Act, codified at 49, U.S.C. 651 et seq., the Oil Pollution Act of 1990, codified at 33 U.S.C. 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, codified at 42 U.S.C. 11001, et seq., the National Environmental Policy Act of 1969, codified at 42 U.S.C. 4321, et seq., the Safe Drinking Water Act of 1974, codified at 42 U.S.C. 300(f), et seq., or any similar, implementing or successor law in effect as of the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor Legal Requirement, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business, whether or not incorporated, which is treated as a single employer with the Target Companies pursuant to Subsections (b), (c), (m) or (o) of Section 414 of the Code.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrowed Sellers’ Funds” means the funds held by the Escrow Agent from time to time pursuant to the Indemnification Escrow Agreement.
“Estimated Purchase Price” has the meaning set forth in Section 2.3(a), above.
“Excluded Assets” means the assets of the Target Companies listed on Exhibit 12(b) attached hereto.

“Excluded Liabilities” means (i) any and all outstanding Closing Indebtedness, (ii) any and all outstanding Transaction Expenses, and (iii) those liabilities set forth on Exhibit 12(c) attached hereto.
“Final Statement” has the meaning set forth in Section 2.4(a), above.
“FLL” has the meaning set forth in Section 4.16(a), above.
“Foreign Transfer Agreement” and “Foreign Transfer Agreements” has the meaning set forth in Section 3.1(b), above.
“Forward-Looking Statements” has the meaning set forth in Section 5.5, above.
“Fraud” means an actual and intentional fraud with respect to the making of the warranties and representations by the Sellers in Article IV, above, or by the Buyer in Article V, above, as applicable; provided, that such actual and intentional fraud shall only be deemed to exist if any person identified in the definition of “Knowledge of the Sellers” or “Knowledge of the Buyer”, as applicable, had actual knowledge (as opposed to imputed or constructive knowledge) that the warranties and representations made by the Sellers or the Buyer, as applicable, were actually breached when made, with the express intention that the other party hereto rely thereon to its detriment and causing such party to suffer damage by reason of such reliance.
“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Guarantee” means, with respect to any Person, (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other obligation of any other Person (except for endorsement of drafts for deposit and collection in the ordinary course of business), or (ii) any other arrangement whereby credit is extended to any other Person on the basis of any promise or undertaking of such Person (A) to pay the Indebtedness of such other Person, (B) to purchase or lease assets under circumstances that would enable such other Person to discharge one or more of its obligations, or (C) to maintain the capital, working capital, solvency or general financial condition of such other Person.
“Hazardous Substances” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, material, pollutant or contaminant which is regulated by an Environmental Law, including asbestos, PCB’s, radon and urea formaldehyde foam, petroleum and petroleum products.

“IMSS” has the meaning set forth in Section 4.15(c), above.
“Incentive Plan” has the meaning set forth in Section 4.16(f).
“Indebtedness” of any Person means any liability of such Person (i) for borrowed money (excluding, for the avoidance of doubt, accounts payable incurred in the ordinary course of business), (ii) under any reimbursement obligation relating to a drawn letter of credit, banker’s acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) in respect of interest, fees or other charges in respect of any indebtedness described in the foregoing clauses (i) through (iii), and (v) all indebtedness referred to in the foregoing clauses (i) through (iii) that constitutes a Guarantee by such Person.
“Indemnification Agreement” has the meaning set forth in Section 3.2(p), above.
“Indemnification Escrow Agreement” has the meaning set forth in Section 3.2(j), above.
“Indemnification Escrow Amount” means an amount equal to Two Hundred Fifty Thousand U.S. Dollars ($250,000 USD).
“Indemnifying Party” has the meaning set forth in Section 10.3(a), above.
“Independent Accounting Firm” has the meaning set forth in Section 2.4(b), above.
“INFONAVIT” has the meaning set forth in Section 4.15(c), above.
“Intellectual Property” means, collectively, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all foreign or domestic design patents, utility patents and pending applications therefor and all renewals, reissues, reexaminations, divisionals, continuations, continuations in part and extensions thereof, (ii) all trademarks, service marks, trade names, trade dress, logos and internet domain name registrations and all applications, registrations and renewals in connection therewith, (iii) all published and unpublished works of authorship, copyrights (registered or unregistered), databases, web sites, computer source code, executable code, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information, whether embodied in software, firmware or otherwise) and all applications, registrations and renewals in connection therewith (if any), and (iv) all trade secrets, know how, inventions and other confidential proprietary technical, business and other information, including production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, copyrightable technical data, financial, marketing and business data and customer and vendor lists and information.
“Jason DM” has the meaning set forth in the recitals to this Agreement.
“Jason DM Purchase Price” has the meaning set forth in Section 2.1, above.
“Jason DM Securities” has the meaning set forth in the recitals to this Agreement.

“JI” has the meaning set forth in the preface to this Agreement.
“JIH” has the meaning set forth in the preface to this Agreement.
“JII” has the meaning set forth in Section 3.2(p).
“JHDM” has the meaning set forth in the recitals to this Agreement.
“JHDM Securities” has the meaning set forth in the recitals to this Agreement.
“Knowledge of the Buyer” means the actual knowledge of Paul Douglass and/or Christopher Hutter, in each case, after: (i) reasonable investigation of the Buyer’s written and electronic records readily available to such party, and (ii) reasonable inquiry of any management level employees who directly report to such individuals and would reasonably be expected to have knowledge of the event, condition, circumstance, act or other matter in question.
“Knowledge of the Sellers” means the actual knowledge of Chadwick DeLuca and Timm Fields in each case, after: (i) reasonable investigation of the applicable Target Company’s written and electronic records readily available to such party, and (ii) reasonable inquiry of any management level employees of the Target Companies who directly report to such individuals and would reasonably be expected to have knowledge of the event, condition, circumstance, act or other matter in question.
“Leased Real Property” means real property leased, used or occupied by any Target Company pursuant to a Real Property Lease.
“Legal Requirement” means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.
“Licenses” means all licenses, franchises and permits (i) granted to the Target Companies which create rights in the Target Companies regarding any Intellectual Property owned by third parties, or (ii) granted by the Target Companies which create rights in any third party regarding any Owned Intellectual Property.
“Lien” means any mortgage, pledge, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, lien, charge or similar restriction or limitation, including a restriction on the right to vote, sell or otherwise dispose of any equity interests (other than restrictions on transfers imposed by federal, state or foreign securities Legal Requirements).
“Losses” means all losses or damages, liabilities, judgments, fines, fees, costs and expenses, but “Losses” shall not include punitive, exemplary, speculative, lost profit or lost revenue, business interruption, diminution in value, indirect, incidental, consequential or special losses or damages of any nature, including any such losses or damages using a multiple of earnings, multiple of cash flow or similar valuation methodology.

“Majority Jason DM Securities” has the meaning set forth in the recitals to this Agreement.
“Majority JHDM Purchase Price” has the meaning set forth in Section 2.1, above.
“Majority JHDM Securities” has the meaning set forth in the recitals to this Agreement.
“Material Adverse Effect” means a violation, inaccuracy, breach, default, failure to comply, change in circumstance, loss, effect, fact, agreement, arrangement, commitment, understanding or obligation which, as a result of the occurrence or existence thereof, has a material adverse effect on the business, operations, properties, financial condition, assets and results of operations of the Target Companies taken as a whole or that has a material adverse effect on the ability of the Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby. However, a Material Adverse Effect, when used with respect to the Target Companies, does not include a material adverse effect or impact on the business, operations, properties, financial condition, assets or results of operations of the Target Companies that is caused by (i) one or more downturns in the economy, the securities markets, the financing markets or the credit markets in general which does not disproportionately affect the Target Companies relative to other industry participants, (ii) one or more downturns in the industries in which the Target Companies operate which does not disproportionately affect the Target Companies relative to other industry participants, (iii) geopolitical conditions, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such conditions, acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (iv) changes in applicable Legal Requirements, rules or regulations or any interpretation of the foregoing which does not disproportionately affect the Target Companies relative to other industry participants, (v) changes in U.S. GAAP and/or Mexico GAAP, as applicable, (vi) the announcement or consummation of the Closing of the transactions contemplated hereby, or (vii) the effect of any action or any failure to act taken by the Buyer (or any Affiliate thereof) contemplated by this Agreement.
“Material Contract” has the meaning set forth in Section 4.14(a), above.
“Metalex” has the meaning set forth in the recitals to this Agreement.
“Metalex Purchase Price” has the meaning set forth in Section 2.1, above.
“Metalex Purchase Price Allocation Schedule” has the meaning set forth in Section 11.7, above.
“Metalex Securities” has the meaning set forth in the recitals to this Agreement.
“Mexico GAAP” means the Mexican financial information norms known as Normas de Información Financiera (NIFs), as in effect from time to time, consistently applied.
“MHIG” has the meaning set forth in the preface to this Agreement.
“Minority Jason DM Purchase Price” has the meaning set forth in Section 2.1, above.

“Minority Jason DM Securities” has the meaning set forth in the recitals to this Agreement.
“Minority JHDM Purchase Price” has the meaning set forth in Section 2.1.
“Minority JHDM Securities” has the meaning set forth in the recitals to this Agreement.
“Morton Global” has the meaning set forth in the preface to this Agreement.
“Non-Recourse Party” has the meaning set forth in Section 13.10, below.
“Order” means any award, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body.
“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, certificate of formation, partnership agreement, limited liability company agreement, stockholders agreement, formation agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement), as applicable.
“Owned Intellectual Property” means all Intellectual Property owned by the Target Companies.
“Permitted Liens” means (i) liens for Taxes, assessments or other governmental charges not yet due and payable, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, (iii) liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar Legal Requirements or to secure statutory obligations, in each case, incurred in the ordinary course of business, (iv) any interest or title of a lessor under an operating lease or capitalized lease or of any licensor or licensee under a license, (v) liens of lessors under Real Property Leases, (vi) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Real Property which are not, individually or in the aggregate, material to the business of the Target Companies, and (vii) those liens set forth on Exhibit 12(d) attached hereto.
“Pension Plans” means the Ironworkers National Pension Plan (f/k/a National Shopmen Pension Fund) and the Morton Manufacturing Company Retirement Plan for Salaried Retirees.
“Pension Plan Liabilities” means all costs, expenses or other liabilities arising from or related to the Pension Plans, including all contributions required to be made to the Pension Plans, all costs to maintain the Morton Manufacturing Company Retirement Plan for Salaried Retirees and all costs to terminate or withdraw from the Pension Plans.
“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Pre-Closing Representation” has the meaning set forth in Section 13.12, below.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Privileged Communications” has the meaning set forth in Section 13.12, below.
“Proceeding” means any action, arbitration, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.
“Purchase Price” means the sum of the Jason DM Purchase Price and the Metalex Purchase Price.
“Purchase Price Adjustment” has the meaning set forth in Section 2.2, above.
“Real Property” means the Leased Real Property.
“Real Property Lease” means a Contract currently in effect pursuant to which any Target Company is a party and leases real property.
“Records” means all books, records, manuals and other materials and information of the Target Companies, including customer records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and all research and development files, wherever located.
“Representative” means, with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Retirement Plan” means any employee pension benefit plan (as defined in ERISA Section 3(2)) that any Seller (or any Affiliate thereof), or any Target Company, maintains, or to which any Seller (or any Affiliate thereof), or any Target Company, contributes, or has any obligation to contribute, for the benefit of any Business Employee or terminated Business Employee.
“Returns” means all returns, amendments, informational returns, forms, reports and statements (including elections, declarations, disclosures, schedules and estimates) filed by any Person in respect of any Taxes.
“Satisfied Liens” means the Liens on the assets of the Target Companies set forth on Exhibit 12(e) attached hereto, which Liens shall be released by the holder(s) thereof at or prior to the Closing.
“Securities Act” means the Securities Act of 1933, as amended.

“Selected Buyer Representations” means the warranties and representations of the Buyer contained in Section 5.1 (Corporate Matters), Section 5.2 (Authority), Section 5.5 (Diligence; Securities Laws Compliance), Section 5.6 (Brokers; Agents) and Section 5.8 (Solvency), above.
“Selected Seller Representations” means the warranties and representations of the Sellers contained in Section 4.1 (Authority), Section 4.3 (Restrictions on Transfer), the first sentence of Section 4.4(a) (Corporate Matters), the first sentence of Section 4.4(b) (Corporate Matters), Section 4.6 (Capitalization; Title to Subject Securities) and Section 4.23 (Brokers; Agents), above.
“Seller” and “Sellers” has the meaning set forth in the preface to this Agreement
“Seller Indemnified Parties” has the meaning set forth in Section 10.2, above.
“Sellers’ Closing Payment” has the meaning set forth in Section 2.3(b)(i), above.
“Shortfall” has the meaning set forth in Section 2.4(e)(ii), above.
“Straddle Period” has the meaning set forth in Section 11.1(b), above.
“Subject Securities” means the Metalex Securities, the JHDM Securities and the Minority Jason DM Securities.
“Subsidiary” means, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock is owned by such Person directly or indirectly through one or more subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other Person in which such Person directly or indirectly through one or more subsidiaries has more than a fifty percent (50%) equity interest.
“Target” has the meaning set forth in the definition of “Change of Control.”
“Target Company” and “Target Companies” means Metalex, JHDM and Jason DM.
“Tax” and “Taxes” means all federal, state, county, local, foreign and other taxes, including income, estimated income, business, occupation, franchise, property (real and personal), sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, employee withholding, unemployment, excise, goods and services, severance and stamp, and including interest, penalties and additions in connection therewith.
“Tax Claim” has the meaning set forth in Section 11.3, above.
“Tax Refund” has the meaning set forth in Section 11.6, above.
“Third Party Claim” has the meaning set forth in Section 10.3(b), above.
“Transaction Expenses” means the sum of (i) any unpaid fees, costs and expenses incurred by the Target Companies and the Sellers (and/or their Affiliates) prior to the Closing in connection with the drafting, negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including legal and accounting fees (but, for the avoidance of doubt, excluding any fees and expenses incurred by or on behalf of the Buyer or any of its Affiliates), and (ii) any closing or other transaction fees payable by the Target Companies or the Sellers (and/or any Affiliate thereof) at or immediately prior to the Closing as a result of the transactions contemplated hereby, including fees and expenses payable to BMO Capital Markets (or an Affiliate thereof).
“Transfer Taxes” means any sales, use, stock transfer, real estate transfer, real estate gains, transfer, stamp, registration, documentary, recording or other similar taxes or fees, including all interest, additions, surcharges, fees or penalties related thereto, arising out of or incurred in connection with the transactions contemplated by this Agreement.
“TSA” has the meaning set forth in Section 3.2(l), above.
“U.S. GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Welfare Plan” means any employee welfare benefit plan (as defined in ERISA Section 3(1)) that any Seller (or any Affiliate thereof), or any Target Company, maintains, or to which any Seller (or any Affiliate thereof), or any Target Company, contributes or has any obligation to contribute, for the benefit of any Business Employee or terminated Business Employee.
“Working Capital Amount” has the meaning set forth in Section 2.2, above.
“Working Capital Target” means Four Million Five Hundred Seventy-eight Thousand Nine Hundred Twenty-nine U.S. Dollars ($4,578,929 USD).
ARTICLE VIII
Miscellaneous
13.1 Expenses. Except as otherwise specifically provided herein, the parties hereto shall pay their own expenses, including accountants’ and attorneys’ fees, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
13.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered by prepaid express or courier delivery service, when sent by e-mail of a .pdf document (with confirmation of transmission by reply e-mail) or three (3) calendar days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case, addressed as follows, or to such other address as shall be designated by notice duly given:

IF TO BUYER:
Morton Global LLC
1400 16th St., Suite 250
Oak Brook, IL 60523
Attention: Paul Douglass
E-Mail: pd@upgllc.com

MHIG LLC
1400 16th St., Suite 250
Oak Brook, IL 60523
Attention: Paul Douglass
E-Mail: pd@upgllc.com

With a copy to (which shall not constitute notice hereunder):	Stahl Cowen Crowley Addis LLC 33 W. Monroe Suite 1200 Chicago, Illinois 60603 Attention: Lauane Addis E-Mail: laddis@stahlcowen.com
IF TO SELLERS:	Jason Industries, Inc. 833 E. Michigan Street, Suite 900 Milwaukee, Wisconsin 53202 Attention: Kevin Kuznicki, Sr. Vice President, General Counsel & Secretary E-Mail: kkuznicki@jasoninc.com
With a copy to (which shall not constitute notice hereunder):	Godfrey & Kahn, S.C. 833 East Michigan Street, Suite 1800 Milwaukee, Wisconsin 53202 Attention: Mark Witt and Matthew Kovacich E-Mail: mcwitt@gklaw.com and mkovacich@gklaw.com

13.3 Right to Specific Performance. The parties hereto agree that the Subject Securities constitute unique property, that there is no adequate remedy under Legal Requirements for the damage which any of them might sustain for the failure of the others to consummate the transactions contemplated by this Agreement, and, accordingly, that each of them is entitled to the remedy of specific performance to enforce such consummation.
13.4 Entire Agreement; Amendments. THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES AND THE EXHIBITS HERETO) AND THE ANCILLARY AGREEMENTS CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF, AND ALL PRIOR AGREEMENTS, CORRESPONDENCE, DISCUSSIONS AND UNDERSTANDINGS OF THE

PARTIES (WHETHER ORAL OR WRITTEN), INCLUDING ANY PRIOR CONFIDENTIALITY AGREEMENTS, ARE MERGED HEREIN AND MADE A PART HEREOF, IT BEING THE INTENTION OF THE PARTIES HERETO THAT THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES AND THE EXHIBITS HERETO) AND THE ANCILLARY AGREEMENTS SHALL SERVE AS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE TERMS OF THEIR AGREEMENT TOGETHER. THE PARTIES AGREE THAT THERE HAVE NOT BEEN AND THERE ARE NO OTHER AGREEMENTS AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF OTHER THAN THOSE SET FORTH IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES AND THE EXHIBITS HERETO), THE ANCILLARY AGREEMENTS, AND THAT THE PARTIES ARE NOT RELYING UPON ANY AGREEMENTS THAT ARE NOT SET FORTH IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES AND THE EXHIBITS HERETO), OR THE ANCILLARY AGREEMENTS. ANY RIGHTS THAT THE PARTIES WOULD OTHERWISE HAVE TO ASSERT CONTRACT, FRAUD (AS DEFINED IN THIS AGREEMENT OR OTHERWISE) OR OTHER TORT CLAIMS RELATING TO ANY AGREEMENTS OUTSIDE OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR RELATING TO ANY REPRESENTATIONS OR WARRANTIES MADE OUTSIDE THIS AGREEMENT ARE HEREBY WAIVED. NO AMENDMENT, WAIVER OR MODIFICATION HERETO OR HEREUNDER SHALL BE VALID UNLESS IN WRITING SIGNED IN PEN-AND-INK (AND NOT BY EXCHANGE OF E-MAILS OR OTHER ELECTRONIC CORRESPONDENCE) BY AN AUTHORIZED SIGNATORY OF THE PARTY OR PARTIES TO BE AFFECTED THEREBY.
13.5 Parties in Interest; Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 7.5, above, the provisions of Article X, above, relating to the Buyer Indemnified Parties or the Seller Indemnified Parties not party to this Agreement and the provisions of Section 13.10, below (all of which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
13.6 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
13.7 Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other party; provided, however, that the Sellers shall have the right to assign any of such Seller’s rights and/or obligations hereunder to any Affiliate thereof or to any lender to any Seller and/or any Affiliate thereof in connection with a general assignment of all or substantially all the assets of any Seller or any Affiliate of any Seller.
13.8 Paragraph Headings. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.
13.9 Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.
13.10 Non-Recourse Parties. This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein). Following the Closing, (a) all claims or causes of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto, and (b) except as expressly provided hereunder, no Person who is not a named party to this Agreement, including any director, officer, manager, employee, incorporator, organizer, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement, including any person negotiating or executing this Agreement on behalf of a party hereto (each, a “Non-Recourse Party”) shall have any liability or obligation with respect to this Agreement or any Ancillary Agreement or with respect to any claim or cause of action that may arise out of, or relate to, this Agreement or any Ancillary Agreement, or the negotiation, execution or performance of this Agreement or any Ancillary Agreement. Each Non-Recourse Party is expressly intended as a third party beneficiary of this provision of this Agreement.
13.11 Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin (in the United States of America) without application of choice of law or conflicts of law principles. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Wisconsin (in the United States of America) and of the United States of America located in the City of Milwaukee in the State of Wisconsin (in the United States of America) for any actions, suits or proceedings arising out of or relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts). The parties hereby irrevocably and unconditionally waive any objection to the laying of venue on any action, suit or proceeding arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby in the courts of the State of Wisconsin (in the United States of America) or the United States of America located in the City of Milwaukee in the State of Wisconsin (in the United States of America), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
13.12 Attorney-Client Privilege. The parties acknowledge that Godfrey & Kahn (“Counsel”) has represented the Sellers and the Target Companies in connection with the transactions contemplated by and/or relating to this Agreement prior to the Closing (“Pre-Closing Representation”). Any privilege attaching as a result of Counsel’s representation of such Persons in connection with the Pre-Closing Representation shall survive the Closing and shall remain in effect; provided that such privilege from and after the Closing shall be assigned to, belong to and be controlled by, the Sellers. For clarity, such privilege (i) may be waived only by the Sellers, and not by Buyer, the Target Companies or any of their respective Affiliates, and (ii) shall not pass to or be claimed or used by Buyer, the Target Companies or any of their respective Affiliates. In furtherance of the foregoing, each of the parties to this Agreement agrees to take the steps necessary to ensure that any privilege attaching as a result of Counsel’s Pre-Closing Representation shall survive the Closing, remain in effect and be assigned to and controlled by the Sellers. As to any privileged attorney-client communications between Counsel, on the one hand, and Sellers or the Target Companies, on the other hand, prior to Closing (collectively, the “Privileged Communications”), Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Target Companies) and their respective successors and/or assigns, that none of Buyer, any of its Affiliates (including, after the Closing, the Target Companies) or any of their respective successors or assigns, may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties to this Agreement after the Closing. Further, the parties to this Agreement understand and agree that any failure to segregate and/or restrict Buyer’s access to any Privileged Communications shall not be considered a waiver of the privilege. None of Buyer or any of its Affiliates (including, after the Closing, the Target Companies) shall access any Privileged Communications or the files of Counsel relating to the Pre-Closing Representation after the Closing. Without limiting the generality of the foregoing, from and after the Closing (a) the Sellers and their respective Affiliates (and not the Target Companies) shall be the sole holder of the attorney-client privilege with respect to the Pre-Closing Representation, (b) to the extent that files of Counsel in respect of the Pre-Closing Representation constitute property of the client, only the Sellers and their respective Affiliates (and not the Target Companies) shall hold such property rights, and (c) Counsel shall have no duty whatsoever to reveal or disclose any Privileged Communications or files to Buyer, the Target Companies or any of their respective Affiliates by reason of any attorney-client relationship between Counsel and the Target Companies (or otherwise). Notwithstanding the foregoing, in the event a dispute arises between Buyer, and/or the Target Companies, on the one hand, and a third party (other than a party to this Agreement or any of their respective Affiliates), on the other hand, after the Closing, the Target Companies (to the extent applicable) shall assert the attorney-client privilege to prevent disclosure of confidential communications with Counsel to such third party; provided that, in such instance, neither Buyer nor the Target Companies may intentionally waive such privilege without the prior written consent of the Sellers.
13.13 Use of Terms; Currency Conversion Rate. In this Agreement (a) the words “hereof”, “herein”, “hereto”, “hereunder” and words of similar import may refer to this Agreement as a whole and not merely to a specific section, paragraph or clause in which the respective word appears, (b) words importing gender include the other genders as appropriate, and (c) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. The word “including” shall mean “including, without limitation”. To the extent references to U.S. Dollars in Article IV hereof need to be applied to amounts of Mexican Pesos, the MXN-USD exchange rate shall be the exchange rate as published by the Banco de Mexico in the Official Journal of the Federation (Diario Oficial de la Federación) as of the date hereof.
13.14 Counterparts; Electronic Copy. Except for the Foreign Transfer Agreements, which will need to be fully executed and originals delivered by the applicable parties hereto, this Agreement and each of the Ancillary Agreements may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement and each of the Ancillary Agreements may be executed in facsimile copy or by other electronic means (including portable document format (.pdf)) with the same binding effect as the original.
13.15 Waiver of Jury Trial. THE BUYER AND THE SELLERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF THE BUYER, THE TARGET COMPANIES OR THE SELLERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.
MORTON GLOBAL:
MORTON GLOBAL LLC

By: UP Investment Holdings LLC, its manager

        By: UPG Enterprises LLC, its manager

         By: ______________________
          Christopher Hutter, manager

         By: ______________________
          Paul Douglass, manager

MHIG:
MHIG LLC
By: UP Investment Holdings LLC, its manager

        By: UPG Enterprises LLC, its manager

         By: ______________________
          Christopher Hutter, manager

         By: ______________________
          Paul Douglass, manager

21395721.12

JI:
JASON INCORPORATED
By:
Name:
Title:

JIH:
JASON INTERNATIONAL HOLDINGS, INC.
By:
Name :
Title:

21395721.12